Exhibit 99.1

Explanatory Note

As previously disclosed, in April 2017, Exterran Corporation (the “Company”) and its 100% owned subsidiaries, Exterran Energy Solutions, L.P. and EES Finance Corp. (together, the “Issuers”) entered into an Indenture with Wells Fargo Bank, National Association, as trustee, pursuant to which the Issuers issued $375.0 million aggregate principal amount of their 8.125% Senior Notes due 2025 (the “Original Notes”). The Original Notes were sold in a transaction exempt from registration under the Securities Act of 1933, as amended, and are guaranteed on a senior unsecured basis by the Company.

In connection with the anticipated filing of a Registration Statement on Form S-4 relating to an offer to exchange the Original Notes for notes with terms identical to those of the Original Notes (except that such notes will not be subject to restrictions on transfer or the payment of additional interest), the Company is filing this Exhibit to include the condensed consolidating financial information of the Company and the Issuers specified by Rule 3-10 of Regulation S-X in the Company’s consolidated and combined financial statements, and the notes thereto, originally filed on February 28, 2018 as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. The consolidated and combined financial statements, and the notes thereto, set forth in this Exhibit replace and supersede those financial statements referenced in Part II, Item 8, and Part IV, Item 15, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. Other than the addition of the condensed consolidating financial information of the Company and the Issuers specified by Rule 3-10 of Regulation S-X (see Note 25. Supplemental Guarantor Financial Information), no other changes to the Company’s previously issued financial statements have been made.

The following financial statements and schedules are filed as a part of this report.

1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of
Exterran Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Exterran Corporation and subsidiaries (the “Company”) as of December 31, 2017 and 2016, the related consolidated and combined statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows, for each of the three years in the period ended December 31, 2017, and the related notes and schedule listed in the Index at Item 15 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of a Matter

As described in Note 1, prior to November 3, 2015 the accompanying consolidated and combined financial statements were derived from the consolidated financial statements and accounting records of Archrock, Inc. The combined financial statements also include expense allocations for certain corporate functions historically provided by Archrock, Inc. These allocations may not be reflective of the actual expense which would have been incurred had the Company operated as a separate entity apart from Archrock, Inc. during the periods prior to November 3, 2015.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 27, 2018 (March 12, 2018, as to Note 25)

We have served as the Company’s auditor since 2014.

EXTERRAN CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value and share amounts)

	December 31,
	2017	2016
ASSETS

Current assets:
Cash and cash equivalents	$49,145	$35,678
Restricted cash	546	671
Accounts receivable, net of allowance of $5,388 and $5,383, respectively	266,052	203,778
Inventory, net (Note 4)	107,909	157,485
Costs and estimated earnings in excess of billings on uncompleted contracts (Note 5)	40,695	21,299
Other current assets	38,707	51,772
Current assets held for sale (Note 8)	15,761	—
Current assets associated with discontinued operations (Note 3)	23,751	41,275
Total current assets	542,566	511,958
Property, plant and equipment, net (Note 6)	822,279	790,922
Deferred income taxes (Note 16)	10,550	6,015
Intangible and other assets, net (Note 7)	76,980	57,344
Long-term assets held for sale (Note 8)	4,732	—
Long-term assets associated with discontinued operations (Note 3)	3,700	8,539
Total assets	$1,460,807	$1,374,778

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, trade	$148,744	$75,701
Accrued liabilities (Note 10)	114,336	119,455
Deferred revenue	23,902	32,154
Billings on uncompleted contracts in excess of costs and estimated earnings (Note 5)	89,565	29,185
Current liabilities associated with discontinued operations (Note 3)	31,971	77,639
Total current liabilities	408,518	334,134
Long-term debt (Note 11)	368,472	348,970
Deferred income taxes (Note 16)	9,746	11,700
Long-term deferred revenue	92,485	98,964
Other long-term liabilities	20,272	16,986
Long-term liabilities associated with discontinued operations (Note 3)	6,528	7,253
Total liabilities	906,021	818,007
Commitments and contingencies (Note 22)
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 50,000,000 shares authorized; zero issued	—	—
Common stock, $0.01 par value per share; 250,000,000 shares authorized; 36,193,930 and 35,641,113 shares issued, respectively	362	356
Additional paid-in capital	739,164	768,304
Accumulated deficit	(223,510)	(257,252)
Treasury stock — 453,178 and 202,430 common shares, at cost, respectively	(6,937)	(2,145)
Accumulated other comprehensive income	45,707	47,508
Total stockholders’ equity (Note 18)	554,786	556,771
Total liabilities and stockholders’ equity	$1,460,807	$1,374,778
The accompanying notes are an integral part of these consolidated and combined financial statements.

EXTERRAN CORPORATION
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Years Ended December 31,
	2017	2016	2015
Revenues:
Contract operations	$375,269	$392,463	$469,900
Aftermarket services	107,063	120,550	127,802
Product sales—third parties	732,962	392,384	935,295
Product sales—affiliates (Note 17)	—	—	154,267
	1,215,294	905,397	1,687,264
Costs and expenses:
Cost of sales (excluding depreciation and amortization expense):
Contract operations	133,380	143,670	172,391
Aftermarket services	78,221	87,342	91,233
Product sales	656,553	365,394	925,737
Selling, general and administrative	176,318	157,485	210,483
Depreciation and amortization	107,824	132,886	146,318
Long-lived asset impairment (Note 13)	5,700	14,495	20,788
Restatement related charges (Note 14)	3,419	18,879	—
Restructuring and other charges (Note 15)	3,189	22,038	31,315
Interest expense	34,826	34,181	7,272
Equity in income of non-consolidated affiliates (Note 9)	—	(10,403)	(15,152)
Other (income) expense, net	(975)	(13,046)	35,516
	1,198,455	952,921	1,625,901
Income (loss) before income taxes	16,839	(47,524)	61,363
Provision for income taxes (Note 16)	22,695	124,242	39,438
Income (loss) from continuing operations	(5,856)	(171,766)	21,925
Income (loss) from discontinued operations, net of tax (Note 3)	39,736	(56,171)	4,723
Net income (loss)	$33,880	$(227,937)	$26,648

Basic net income (loss) per common share (Note 20):
Income (loss) from continuing operations per common share	$(0.17)	$(4.97)	$0.64
Income (loss) from discontinued operations per common share	1.14	(1.62)	0.14
Net income (loss) per common share	$0.97	$(6.59)	$0.78

Diluted net income (loss) per common share (Note 20):
Income (loss) from continuing operations per common share	$(0.17)	$(4.97)	$0.64
Income (loss) from discontinued operations per common share	1.14	(1.62)	0.14
Net income (loss) per common share	$0.97	$(6.59)	$0.78

Weighted average common shares outstanding used in net income (loss) per common share (Note 20):
Basic	34,959	34,568	34,288
Diluted	34,959	34,568	34,304
The accompanying notes are an integral part of these consolidated and combined financial statements.

EXTERRAN CORPORATION
CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)

	Years Ended December 31,
	2017	2016	2015
Net income (loss)	$33,880	$(227,937)	$26,648
Other comprehensive income (loss):
Foreign currency translation adjustment	(1,801)	18,310	2,453
Comprehensive income (loss)	$32,079	$(209,627)	$29,101
The accompanying notes are an integral part of these consolidated and combined financial statements.

EXTERRAN CORPORATION
CONSOLIDATED AND COMBINED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands, except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Treasury Stock		Parent Equity	Accumulated Other Comprehensive Income	Total
	Shares	Amount			Shares	Amount
Balance at January 1, 2015	—	$—	$—	$—	—	$—	$1,337,590	$26,745	$1,364,335
Net income (loss)				(29,315)			55,963		26,648
Foreign currency translation adjustment								2,453	2,453
Net distributions to parent							(57,635)		(57,635)
Cash transfer to Archrock, Inc. (Note 18)							(532,578)		(532,578)
Conversion of parent equity to additional paid-in capital	34,286,267	343	802,997				(803,340)		—
Conversion of stock-based compensation awards at Spin-off	505,512	5	(5)						—
Treasury stock purchased					(3,389)	(54)			(54)
Stock-based compensation, net of forfeitures	361,579	4	2,115		(2,387)				2,119
Income tax benefit from stock-based compensation expenses			648						648
Balance at December 31, 2015	35,153,358	$352	$805,755	$(29,315)	(5,776)	$(54)	$—	$29,198	$805,936
Net loss				(227,937)					(227,937)
Options exercised	61,177		786						786
Foreign currency translation adjustment								18,310	18,310
Cash transfer to Archrock, Inc. (Note 22)			(49,176)						(49,176)
Treasury stock purchased					(196,654)	(2,091)			(2,091)
Stock-based compensation, net of forfeitures	426,578	4	10,962						10,966
Other			(23)						(23)
Balance at December 31, 2016	35,641,113	$356	$768,304	$(257,252)	(202,430)	$(2,145)	$—	$47,508	$556,771
Cumulative-effect adjustment from adoption of ASU 2016-09			138	(138)					—
Net income				33,880					33,880
Options exercised	69,122	1	683						684
Foreign currency translation adjustment								(1,801)	(1,801)
Cash transfer to Archrock, Inc. (Notes 11 and 22)			(44,720)						(44,720)
Treasury stock purchased					(250,748)	(4,792)			(4,792)
Stock-based compensation, net of forfeitures	483,695	5	14,759						14,764
Balance at December 31, 2017	36,193,930	$362	$739,164	$(223,510)	(453,178)	$(6,937)	$—	$45,707	$554,786
The accompanying notes are an integral part of these consolidated and combined financial statements.

EXTERRAN CORPORATION
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net income (loss)	$33,880	$(227,937)	$26,648
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	107,824	132,886	146,318
Long-lived asset impairment	5,700	14,495	20,788
Amortization of deferred financing costs	4,714	4,584	702
(Income) loss from discontinued operations, net of tax	(39,736)	56,171	(4,723)
Provision for doubtful accounts	863	2,972	3,326
Gain on sale of property, plant and equipment	(2,517)	(2,986)	(1,805)
Equity in income of non-consolidated affiliates	—	(10,403)	(15,152)
(Gain) loss on remeasurement of intercompany balances	(516)	(9,268)	30,127
Loss on foreign currency derivatives	—	709	—
Loss on sale of business	111	—	—
Stock-based compensation expense	14,764	10,966	8,184
Deferred income tax provision (benefit)	(3,193)	71,090	(25,838)
Changes in assets and liabilities:
Accounts receivable and notes	(65,311)	126,276	34,428
Inventory	20,594	49,736	80,416
Costs and estimated earnings versus billings on uncompleted contracts	40,949	24,637	(24,328)
Other current assets	(1,541)	(7,074)	(162)
Accounts payable and other liabilities	62,029	2,078	(82,595)
Deferred revenue	(13,711)	24,414	(2,428)
Other	(14,483)	(857)	(4,806)
Net cash provided by continuing operations	150,420	262,489	189,100
Net cash provided by (used in) discontinued operations	(1,794)	1,016	(57,404)
Net cash provided by operating activities	148,626	263,505	131,696

Cash flows from investing activities:
Capital expenditures	(131,673)	(73,670)	(155,344)
Proceeds from sale of property, plant and equipment	8,866	2,814	6,609
Proceeds from sale of business	894	—	—
Return of investments in non-consolidated affiliates	—	10,403	15,185
Proceeds received from settlement of note receivable	—	—	5,357
Settlement of foreign currency derivatives	—	(709)	—
Decrease in restricted cash	125	819	—
Cash invested in non-consolidated affiliates	—	—	(33)
Net cash used in continuing operations	(121,788)	(60,343)	(128,226)
Net cash provided by discontinued operations	19,575	36,079	46,112
Net cash used in investing activities	(102,213)	(24,264)	(82,114)

Cash flows from financing activities:
Proceeds from borrowings of debt	501,088	430,758	673,500
Repayments of debt	(476,503)	(610,261)	(143,500)
Cash transfer to Archrock, Inc. (Notes 11, 18 and 22)	(44,720)	(49,176)	(532,578)
Net distributions to parent	—	—	(40,218)
Payments for debt issuance costs	(7,911)	(779)	(13,345)
Proceeds from stock options exercised	684	786	—
Purchases of treasury stock	(4,792)	(2,091)	(54)
Net cash used in financing activities	(32,154)	(230,763)	(56,195)

Effect of exchange rate changes on cash and cash equivalents	(792)	(1,832)	(3,716)
Net increase (decrease) in cash and cash equivalents	13,467	6,646	(10,329)
Cash and cash equivalents at beginning of period	35,678	29,032	39,361
Cash and cash equivalents at end of period	$49,145	$35,678	$29,032

Supplemental disclosure of cash flow information:
Income taxes paid, net	$47,403	$57,580	$64,683
Interest paid, net of capitalized amounts	$28,178	$29,046	$4,141

Supplemental disclosure of non-cash transactions:
Net transfers of property, plant, and equipment from parent prior to the Spin-off	$—	$—	$(7,627)
Transfer of net deferred tax liabilities from parent at Spin-off	$—	$—	$29,203
Accrued capital expenditures	$16,735	$5,985	$2,743
Non-cash proceeds from the sale of a plant	$—	$7,000	$—

The accompanying notes are an integral part of these consolidated and combined financial statements.

EXTERRAN CORPORATION

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Note 1. Description of Business, Spin-Off and Basis of Presentation

Description of Business

Exterran Corporation (together with its subsidiaries, “Exterran Corporation,” “our,” “we” or “us”), a Delaware corporation formed in March 2015, is a global systems and process company offering solutions in the oil, gas, water and power markets. We are a market leader in natural gas processing and treatment and compression products and services, providing critical midstream infrastructure solutions to customers throughout the world. Outside the United States of America (“U.S.”), we are a leading provider of full-service natural gas contract compression, and a supplier of aftermarket parts and services. We provide these products and services to a global customer base consisting of companies engaged in all aspects of the oil and natural gas industry, including large integrated oil and natural gas companies, national oil and natural gas companies, independent oil and natural gas producers and oil and natural gas processors, gatherers and pipeline operators. We operate in three primary business lines: contract operations, aftermarket services and product sales. In our contract operations business line, we own and operate natural gas compression equipment and crude oil and natural gas production and processing equipment on behalf of our customers outside of the U.S. In our aftermarket services business line, we sell parts and components and provide operations, maintenance, overhaul, upgrade, commissioning and reconfiguration services to customers outside of the U.S. who own their own compression, production, processing, treating and related equipment. In our product sales business line, we design, engineer, manufacture, install and sell natural gas compression packages as well as equipment used in the production, treating and processing of crude oil and natural gas to our customers throughout the world and for use in our contract operations business line. We also offer our customers, on either a contract operations basis or a sale basis, the engineering, design, project management, procurement and construction services necessary to incorporate our products into production, processing and compression facilities, which we refer to as integrated projects.

Spin-off

On November 3, 2015, Archrock, Inc. (named Exterran Holdings, Inc. prior to November 3, 2015) (“Archrock”) completed the spin-off (the “Spin-off”) of its international contract operations, international aftermarket services (the international contract operations and international aftermarket services businesses combined are referred to as the “international services businesses” and include such activities conducted outside of the U.S.) and global fabrication businesses into an independent, publicly traded company named Exterran Corporation. We refer to the global fabrication business previously operated by Archrock as our product sales business. To effect the Spin-off, on November 3, 2015, Archrock distributed, on a pro rata basis, all of our shares of common stock to its stockholders of record as of October 27, 2015 (the “Record Date”). Archrock shareholders received one share of Exterran Corporation common stock for every two shares of Archrock common stock held at the close of business on the Record Date. Pursuant to the separation and distribution agreement with Archrock and certain of our and Archrock’s respective affiliates, on November 3, 2015, we transferred cash of $532.6 million to Archrock. Our Registration Statement on Form 10, as amended, was declared effective on October 21, 2015. On November 4, 2015, Exterran Corporation common stock began “regular-way” trading on the New York Stock Exchange under the stock symbol “EXTN.” Following the completion of the Spin-off, we and Archrock became and continue to be independent, publicly traded companies with separate boards of directors and management.

Basis of Presentation

The accompanying consolidated and combined financial statements of Exterran Corporation included herein have been prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”). All financial information presented for periods after the Spin-off represents our consolidated results of operations, financial position and cash flows (referred to as the “consolidated financial statements”) and all financial information for periods prior to the Spin-off represents our combined results of operations, financial position and cash flows (referred to as the “combined financial statements”). Accordingly:

•
Our consolidated and combined statements of operations, comprehensive income, cash flows and stockholders’ equity for the year ended December 31, 2015 consist of (i) the combined results of Archrock’s international services and product sales businesses for the period between January 1, 2015 and November 3, 2015 and (ii) the consolidated results of Exterran Corporation for periods subsequent to November 3, 2015.

•	Our consolidated balance sheets at December 31, 2017 and 2016 consist entirely of our consolidated balances.

The combined financial statements were derived from the accounting records of Archrock and reflect the combined historical results of operations, financial position and cash flows of Archrock’s international services and product sales businesses. The combined financial statements were presented as if such businesses had been combined for periods prior to November 4, 2015. All intercompany transactions and accounts within these statements have been eliminated. Affiliate transactions between the international services and product sales businesses of Archrock and the other businesses of Archrock have been included in the combined financial statements, with the exception of product sales within our wholly owned subsidiary, Exterran Energy Solutions, L.P. (“EESLP”). Prior to the closing of the Spin-off, EESLP also had a fleet of compression units used to provide compression services in the U.S. services business of Archrock. Revenue has not been recognized in the combined statements of operations for the sale of compressor units by us that were used by EESLP to provide compression services to customers of the U.S. services business of Archrock. See Note 17 for further discussion on transactions with affiliates.

The combined statements of operations for periods prior to the Spin-off include expense allocations for certain functions historically performed by Archrock and not allocated to its operating segments, including allocations of expenses related to executive oversight, accounting, treasury, tax, legal, human resources, procurement and information technology. See Note 17 for further discussion regarding the allocation of corporate expenses. Additionally, third party debt of Archrock, other than debt attributable to capital leases, was not allocated to us for any of the periods prior to the Spin-off as we were not the legal obligor of the debt and Archrock’s borrowings were not directly attributable to our business.

We refer to the consolidated and combined financial statements collectively as “financial statements,” and individually as “balance sheets,” “statements of operations,” “statements of comprehensive income (loss),” “statements of stockholders’ equity” and “statements of cash flows” herein.

Note 2. Significant Accounting Policies

Use of Estimates in the Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets, liabilities, revenue and expenses, as well as the disclosures of contingent assets and liabilities. Because of the inherent uncertainties in this process, actual future results could differ from those expected at the reporting date. Significant estimates are required for contracts within our products sales segment that are accounted for under the percentage-of-completed method. As of December 31, 2017, we have estimated costs-to-complete on all of our ongoing contracts. However, it is possible that current estimates could change due to unforeseen events, which could result in adjustments to overall contract costs. Variations from estimated contract performance could result in material adjustments to operating results. Management believes that the estimates and assumptions used are reasonable.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash

Restricted cash as of December 31, 2017 and 2016 consists of cash that contractually is not available for immediate use. Restricted cash is presented separately from cash and cash equivalents in our balance sheets and statements of cash flows.

Revenue Recognition

Contract operations revenue is recognized when earned, which generally occurs monthly when service is provided under our customer contracts. Aftermarket services revenue is recognized as products are delivered and title is transferred or services are performed for the customer.

Product sales revenue is recognized using the percentage-of-completion method when the applicable criteria are met. We estimate percentage-of-completion for compressor and production and processing equipment product sales on a direct labor hour to total labor hour basis. The duration of these projects is typically between three and 24 months. Product sales revenue is recognized using the completed contract method when the applicable criteria of the percentage-of-completion method are not met. Product sales revenue under the completed contract method is recognized upon either delivery to the customer or achievement of substantial completion in accordance with the specifications within the underlying contract, which generally occurs when all significant attributes and components of the product are completed. Prior to the Spin-off, product sales revenue from affiliates was recognized using the completed contract method as the equipment was not guaranteed to be sold to the affiliate until the entities entered into a bill of sale for such equipment which occurred at the completion of the manufacturing process. Subsequent to November 3, 2015, sales to Archrock and Archrock Partners, L.P. (named Exterran Partners, L.P. prior to November 3, 2015) (“Archrock Partners”) are considered sales to third parties. Product sales revenue from a claim is recognized to the extent that costs related to the claim have been incurred, when collection is probable and can be reliably estimated. We estimate the future costs and gross margin on uncompleted contracts related to our product sales contracts. If we determine that a contract will result in a loss, we record a provision for the entire amount of the estimated loss in the period in which the loss is identified.

Concentrations of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. We believe that the credit risk in temporary cash investments is limited because our cash is held in accounts with multiple financial institutions. We record trade accounts receivable at the amount we invoice our customers, net of allowance for doubtful accounts. Trade accounts receivable are due from companies of varying sizes engaged principally in oil and natural gas activities throughout the world. We review the financial condition of customers prior to extending credit and generally do not obtain collateral for trade receivables. Payment terms are on a short-term basis and in accordance with industry practice. We consider this credit risk to be limited due to these companies’ financial resources, the nature of products and services we provide and the terms of our contract operations customer service agreements.

We maintain allowances for doubtful accounts for estimated losses resulting from our customers’ inability to make required payments. The determination of the collectibility of amounts due from our customers requires us to use estimates and make judgments regarding future events and trends, including monitoring our customers’ payment history and current creditworthiness to determine that collectibility is reasonably assured, as well as consideration of the overall business climate in which our customers operate. Inherently, these uncertainties require us to make judgments and estimates regarding our customers’ ability to pay amounts due to us in order to determine the appropriate amount of valuation allowances required for doubtful accounts. We review the adequacy of our allowance for doubtful accounts quarterly. We determine the allowance needed based on historical write-off experience and by evaluating significant balances aged greater than 90 days individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. During the years ended December 31, 2017, 2016 and 2015, we recorded bad debt expense of $0.9 million, $3.0 million and $3.3 million, respectively.

Inventory

Inventory consists of parts used for manufacturing or maintenance of natural gas compression equipment and facilities, parts for processing and production equipment, new compression units and production equipment that are held for sale. Inventory is stated at the lower of cost and net realizable value using the average cost method. A reserve is recorded against inventory balances for estimated obsolescence and slow moving items based on specific identification and historical experience.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost and depreciated using the straight-line method over their estimated useful lives as follows:

Compression equipment, facilities and other fleet assets	3 to 23 years	(1)
Buildings	20 to 35 years
Transportation, shop equipment and other	3 to 10 years

(1)
In the fourth quarter of 2017, we evaluated the estimated useful lives and salvage values of our property, plant and equipment. As a result of this evaluation, we changed the useful lives and salvage values for our compression equipment from a maximum useful life of 30 years to 23 years and a maximum salvage value of 20% to 15% based on expected future use. During the year ended December 31, 2017, we recorded a $1.2 million increase in depreciation expense as a result of these changes in useful lives and salvage values.

Installation costs capitalized on contract operations projects are generally depreciated over the life of the underlying contract. Major improvements that extend the useful life of an asset are capitalized. Repairs and maintenance are expensed as incurred. When property, plant and equipment is sold, or otherwise disposed of, the gain or loss is recorded in other (income) expense, net. Interest is capitalized during the construction period on equipment and facilities that are constructed for use in our operations. The capitalized interest is included as part of the cost of the asset to which it relates and is amortized over the asset’s estimated useful life.

Computer Software

Certain costs related to the development or purchase of internal-use software are capitalized and amortized over the estimated useful life of the software, which ranges from three to five years. Costs related to the preliminary project stage and the post-implementation/operation stage of an internal-use computer software development project are expensed as incurred. Capitalized software costs are included in property, plant and equipment, net, in our balance sheets.

Long-Lived Assets

We review long-lived assets such as property, plant and equipment and identifiable intangibles subject to amortization for impairment whenever events or changes in circumstances, including the removal of compressor units from our active fleet, indicate that the carrying amount of an asset may not be recoverable. An impairment loss exists when estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. When necessary, an impairment loss is recognized and represents the excess of the asset’s carrying value as compared to its estimated fair value and is charged to the period in which the impairment occurred. Identifiable intangibles are amortized over the assets’ estimated useful lives.

Deferred Revenue

Deferred revenue is primarily comprised of upfront billings on contract operations projects, milestone billings related to projects where revenue is recognized on the completed contract method and billings related to projects that have not begun where revenue is recognized on the percentage-of-completion method. Upfront payments received from customers on contract operations projects are generally deferred and amortized over the life of the underlying contract.

Other (Income) Expense, Net

Other (income) expense, net, is primarily comprised of gains and losses from the remeasurement of our international subsidiaries’ net assets exposed to changes in foreign currency rates, short-term investments and the sale of used assets.

Income Taxes

Our operations are subject to U.S. federal, state and local and foreign income taxes. We and our subsidiaries file consolidated and separate income tax returns in the U.S. federal jurisdiction and in numerous state and foreign jurisdictions. In addition, certain of our operations were historically included in Archrock’s consolidated income tax returns in the U.S. federal and state jurisdictions. Our tax provision for periods prior to the Spin-off was determined on a separate return, stand-alone basis. Prior to the Spin-off, differences between the separate return method utilized and Archrock’s U.S. income tax returns and cash flows attributable to income taxes for our U.S. operations were recognized as distributions to, or contributions from, parent within parent equity.

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We record net deferred tax assets to the extent we believe these assets will more-likely-than-not be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies and results of recent operations. In the event we were to determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

We record uncertain tax positions in accordance with the accounting standard on income taxes under a two-step process whereby (1) we determine whether it is more-likely-than-not that the tax positions will be sustained based on the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Reform Act”). We recognize the impact of tax legislation in the period in which the law is enacted. In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, which addresses how a company recognizes provisional amounts when a company does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete its accounting for the effect of the changes in the Tax Reform Act. Consistent with that guidance, we recognized provisional amounts based upon our interpretation of the tax laws and estimates which require significant judgments. The actual impact of these tax laws may differ from these provisional amounts, possibly materially, due to, among other things, additional analysis, changes in our interpretations and assumptions, additional guidance that may be issued by the government and actions we may take as a result of these enacted tax laws. Any adjustments recorded to the provisional amounts will be included in income from operations as an adjustment to tax expense.

Foreign Currency Translation

The financial statements of our subsidiaries outside the U.S., except those for which we have determined that the U.S. dollar is the functional currency, are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rates in effect at the balance sheet date. Income and expense items are translated at average monthly exchange rates. The resulting gains and losses from the translation of accounts into U.S. dollars are included in accumulated other comprehensive income in our balance sheets. For all subsidiaries, gains and losses from remeasuring foreign currency accounts into the functional currency are included in other (income) expense, net, in our statements of operations. We recorded foreign currency losses of $0.7 million, foreign currency gains of $6.5 million and foreign currency losses of $35.8 million during the years ended December 31, 2017, 2016 and 2015, respectively. Included in our foreign currency gains and losses were non-cash gains of $0.5 million, $9.3 million and non-cash losses of $30.1 million during the years ended December 31, 2017, 2016 and 2015, respectively, from foreign currency exchange rate changes recorded on intercompany obligations. Of the foreign currency losses recognized during the year ended December 31, 2015, $29.7 million was attributable to our Brazilian subsidiary’s U.S. dollar denominated intercompany obligations and were the result of a currency devaluation in Brazil and increases in our Brazilian subsidiary’s intercompany payables during 2015.

During the second quarter of 2016, we entered into forward currency exchange contracts with a total notional value of $11.3 million that expired over varying dates through October 31, 2016. We entered into these foreign currency derivatives to offset exchange rate exposure related to intercompany loans to a subsidiary whose functional currency is the Brazilian Real. We did not designate these forward currency exchange contracts as hedge transactions. Changes in fair value and gains and losses on settlement on these forward currency exchange contracts were recognized in other (income) expense, net, in our statements of operations. During the year ended December 31, 2016, we recognized a loss of $0.7 million on forward currency exchange contracts. All of the forward currency exchange contracts that we entered into were settled prior to December 31, 2016.

Argentina’s regulations have at times restricted foreign exchange, including exchanging Argentine pesos for U.S. dollars, and during these periods we were unable to freely repatriate cash generated in Argentina to fund our other operations. In late 2015, some of the currency restrictions were lifted and we have been able to exchange Argentine pesos for U.S. dollars at market rates. Prior to the currency restrictions being lifted in Argentina in late 2015, we used Argentine pesos to purchase certain short-term investments in Argentine government issued U.S. dollar denominated bonds. The effective peso to U.S. dollar exchange rate embedded in the purchase price of these bonds resulted in our recognition of a loss during the year ended December 31, 2015 of $4.9 million, which is included in other (income) expense, net, in our statements of operations.

Recent Accounting Pronouncements

We consider the applicability and impact of all Accounting Standard Updates (“ASUs”). ASUs not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on our consolidated financial position or results of operations.

Recently Adopted Accounting Pronouncements

In July 2015, the Financial Accounting Standards Board (“FASB”) issued ASU 2015-11, Simplifying the Measurement of Inventory, which requires an entity to measure inventory at the lower of cost and net realizable value. Net realizable value is defined as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. On January 1, 2017, we adopted this update on a prospective basis. The adoption of this update did not have a material impact on our financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718). The update covers such areas as the recognition of excess tax benefits and deficiencies, the classification of those excess tax benefits on the statement of cash flows, an accounting policy election for forfeitures, the amount an employer can withhold to cover income taxes and still qualify for equity classification and the classification of those taxes paid on the statement of cash flows. On January 1, 2017, we adopted this update. Upon adoption, we elected to account for forfeitures as they occur rather than applying an estimated forfeiture rate, which resulted in a cumulative-effect adjustment to accumulated deficit and additional paid-in capital of $0.1 million under the modified retrospective transition method. Additionally, as a result of this adoption, cash flows related to excess tax benefits are now presented as operating activities within the statements of cash flows. The impact of this retrospective adoption was immaterial to the results of the prior year periods.

Recently Issued Accounting Pronouncements Not Yet Adopted

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The update outlines a single comprehensive model for companies to use in accounting for revenue arising from contracts with customers and supersedes the most current revenue recognition guidance, including industry-specific guidance. The core principle of the guidance is that an entity should recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which the entity expects to be entitled for those goods or services. The update also requires disclosures enabling users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. Furthermore, as part of Topic 606, the FASB introduced ASC 340-40 Other Assets and Deferred Costs, which provides guidance on the capitalization of contract related costs that are not within the scope of other authoritative literature. The update will be effective for reporting periods beginning after December 15, 2017, including interim periods within the reporting period. Companies may use either a full retrospective or a modified retrospective approach to adopt the updates. We intend to adopt the new guidance on January 1, 2018 using the modified retrospective approach. In preparation for our adoption of the new standard, we have evaluated representative samples of contracts and other forms of agreements with our customers based upon the five-step model specified by the new guidance. We have completed a preliminary assessment of the potential impact the implementation of this new guidance may have on our financial statements. Although our preliminary assessment may change based upon completion of our evaluation, the following summarizes the more significant impacts expected from the adoption of the new standard:

•
Revenue from installation services within our product sales segment is currently recognized using the completed contract method. Under the new standard, revenue from such services is expected to be recognized over time.

•
Revenue from overhaul and reconfiguration services within our aftermarket services segment is currently recognized at a point in time. Under the new standard, revenue from such services is expected to be recognized over time.

•
Sales commissions associated with long-term service contracts are currently expensed in the period the payment is due to the sales agent. Under the new standard, those costs are expected to be capitalized at the contract inception and amortized over the contract term.

•	Certain costs to fulfill a contract that are currently being expensed as incurred are expected to be capitalized as a contract related costs and amortized over the contract term.

Additionally, the new guidance will require us to enhance our disclosures to provide additional information relating to disaggregated revenue, contract assets and liabilities and remaining performance obligations. As stated above, we have elected to use the modified retrospective approach and the impact of the adoption of Topic 606 that will be recorded as an adjustment to our January 1, 2018 beginning accumulated deficit balance is tentatively estimated to be less than $10.0 million. We are currently evaluating potential changes to our information systems, processes and internal controls to meet the new standard’s reporting and disclosure requirements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The update requires lessees to recognize assets and liabilities on the balance sheet for the rights and obligations created by long-term leases. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statements of operations. The update also requires certain qualitative and quantitative disclosures about the amount, timing and uncertainty of cash flows arising from leases. Lessor accounting will be similar to the current model except for changes made to align with certain changes to the lessee model and the new revenue recognition standard. Existing sale-leaseback guidance will be replaced with a new model applicable to both lessees and lessors. This update is effective for annual and interim periods beginning after December 15, 2018, with early adoption permitted. Adoption will require a modified retrospective approach beginning with the earliest period presented. We are currently evaluating the potential impact of the update on our financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326). The update changes the impairment model for most financial assets and certain other instruments, including trade and other receivables, held-to-maturity debt securities and loans, and requires entities to use a new forward-looking expected loss model that will result in the earlier recognition of allowance for losses. This update is effective for annual and interim periods beginning after December 15, 2019, with early adoption permitted. Adoption will require a modified retrospective approach beginning with the earliest period presented. We are currently evaluating the potential impact of the update on our financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230). The update addresses eight specific cash flow issues and is intended to reduce diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This update will be effective for reporting periods beginning after December 15, 2017, including interim periods within the reporting period. This update will require adoption on a retrospective basis unless it is impracticable to apply, in which case it would be required to apply the amendments prospectively as of the earliest date practicable. We do not expect the adoption of this update to be material to our financial statements.

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. The update requires a reporting entity to recognize the tax expense from intra-entity asset transfers of assets other than inventory in the selling entity’s tax jurisdiction when the transfer occurs, even though the pre-tax effects of that transaction are eliminated in consolidation. Any deferred tax asset that arises in the buying entity’s jurisdiction would also be recognized at the time of the transfer. This update will be effective for reporting periods beginning after December 15, 2017, including interim periods within the reporting period. Adoption will require a modified retrospective approach beginning with the earliest period presented. While we are still evaluating the impact of the new guidance, we currently do not expect the adoption of this update to be material to our financial statements.

In November 2016, the FASB issued ASU 2016-18, Restricted Cash. The guidance requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. This update will be effective for reporting periods beginning after December 15, 2017, including interim periods within the reporting period, using a retrospective transition method to each period presented. This update will result in the inclusion of our restricted cash balances with cash and cash equivalents to reflect total cash in our statements of cash flows. We do not expect the adoption of this update to be material to our financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation - Stock Compensation (Topic 718). This update provides guidance that clarifies that changes to the terms or conditions of a share-based payment award should be accounted for as modifications. This update will be effective for reporting periods beginning after December 15, 2017, including interim periods within the reporting period, using a prospective method to an award modified on or after the adoption date. We do not expect the adoption of this update to be material to our financial statements.

Note 3. Discontinued Operations

In June 2009, Petroleos de Venezuela S.A. (“PDVSA”) commenced taking possession of our assets and operations in a number of our locations in Venezuela, and by the end of the second quarter of 2009, PDVSA had assumed control over substantially all of our assets and operations in Venezuela. The expropriation of our business in Venezuela meets the criteria established for recognition as discontinued operations under GAAP. Therefore, our Venezuelan contract operations business is reflected as discontinued operations in our financial statements.

In March 2010, our Spanish subsidiary filed a request for the institution of an arbitration proceeding against Venezuela with the International Centre for Settlement of Investment Disputes (“ICSID”) related to the seized assets and investments under the agreement between Spain and Venezuela for the Reciprocal Promotion and Protection of Investments and under Venezuelan law. The arbitration hearing occurred in July 2012.

In August 2012, our Venezuelan subsidiary sold its previously nationalized assets to PDVSA Gas, S.A. (“PDVSA Gas”) for a purchase price of approximately $441.7 million. We received an initial payment of $176.7 million in cash at closing, of which we remitted $50.0 million to repay the amount we collected in January 2010 under the terms of an insurance policy we maintained for the risk of expropriation. We received installment payments, including an annual charge, totaling $19.7 million, $38.8 million and $56.6 million during the years ended December 31, 2017, 2016 and 2015, respectively. As of December 31, 2017, the remaining principal amount due to us was approximately $17 million. We have not recognized amounts payable to us by PDVSA Gas as a receivable and will therefore recognize payments received in the future as income from discontinued operations in the periods such payments are received. The proceeds from the sale of the assets are not subject to Venezuelan national taxes due to an exemption allowed under the Venezuelan Reserve Law applicable to expropriation settlements. In addition, and in connection with the sale, we and the Venezuelan government agreed to waive rights to assert certain claims against each other.

In connection with the sale of these assets, we have agreed to suspend the arbitration proceeding previously filed by our Spanish subsidiary against Venezuela pending payment in full by PDVSA Gas of the purchase price for these nationalized assets.

In accordance with the separation and distribution agreement from the Spin-off, a subsidiary of Archrock has the right to receive payments from EESLP, based on a notional amount corresponding to payments received by our subsidiaries from PDVSA Gas in respect of the sale of our previously nationalized assets promptly after such amounts are collected by our subsidiaries. Pursuant to the separation and distribution agreement, we transferred cash of $19.7 million and $38.8 million to Archrock during the years ended December 31, 2017 and 2016, respectively. The transfers of cash were recognized as reductions to additional paid-in capital in our financial statements. See Note 22 for further discussion related to our contingent liability to Archrock.

In the first quarter of 2016, we began executing a plan to exit certain Belleli businesses to focus on our core businesses. Specifically, we began marketing for sale the Belleli CPE business comprised of engineering, procurement and manufacturing services related to the manufacture of critical process equipment for refinery and petrochemical facilities (referred to as “Belleli CPE” or the “Belleli CPE business” herein). Belleli CPE met the held for sale criteria and is reflected as discontinued operations in our financial statements for all periods presented. In August 2016, we completed the sale of our Belleli CPE business to Tosto S.r.l. for cash proceeds of $5.5 million. Belleli CPE was previously included in our product sales segment. In conjunction with the planned disposition of Belleli CPE, we recorded impairments of long-lived assets and current assets that totaled $68.8 million during the year ended December 31, 2016. The impairment charges are reflected in income (loss) from discontinued operations, net of tax.

In addition, in the first quarter of 2016, we began executing our exit of the Belleli EPC business that has historically been comprised of engineering, procurement and construction for the manufacture of tanks for tank farms and the manufacture of evaporators and brine heaters for desalination plants in the Middle East (referred to as “Belleli EPC” or the “Belleli EPC business” herein) by ceasing the bookings of new orders. As of the fourth quarter of 2017, we have substantially exited our Belleli EPC business and, in accordance with GAAP, it is reflected as discontinued operations in our financial statements for all periods presented. Although we have reached mechanical completion on all remaining Belleli EPC contracts, we are still subject to risks and uncertainties potentially resulting from warranty obligations, customer or vendors claims against us, settlement of claims against customers, completion of demobilization activities and litigation developments. The facility previously utilized to manufacture products for our Belleli EPC business has been repurposed to manufacture product sales equipment. As such, certain personnel, buildings, equipment and other assets that were previously related to the Belleli EPC business will remain as part of our continuing operations. As a result, activities associated with our ongoing operations at our repurposed facility are included in continuing operations.

The following table summarizes the operating results of discontinued operations (in thousands):

	Years Ended December 31,
	2017			2016				2015
	Venezuela	Belleli EPC	Total	Venezuela	Belleli EPC	Belleli CPE	Total	Venezuela	Belleli EPC	Belleli CPE	Total
Revenue	$—	$72,693	$72,693	$—	$123,856	$28,469	$152,325	$—	$103,221	$60,138	$163,359
Cost of sales (excluding depreciation and amortization expense)	—	41,329	41,329	—	126,322	27,323	153,645	—	134,846	55,169	190,015
Selling, general and administrative	131	5,262	5,393	54	8,500	1,494	10,048	185	9,913	2,611	12,709
Depreciation and amortization	—	5,653	5,653	—	5,088	861	5,949	—	8,483	3,388	11,871
Long-lived asset impairment	—	—	—	—	651	68,780	69,431	—	—	—	—
Recovery attributable to expropriation	(16,514)	—	(16,514)	(33,124)	—	—	(33,124)	(50,074)	—	—	(50,074)
Restructuring and other charges	—	(439)	(439)	—	5,419	2,735	8,154	—	—	785	785
Interest expense	—	—	—	—	—	17	17	—	—	(1)	(1)
Other (income) expense, net	(3,157)	539	(2,618)	(5,966)	(42)	(191)	(6,199)	(6,243)	(78)	(451)	(6,772)
Provision for (benefit from) income taxes	—	153	153	—	518	57	575	—	108	(5)	103
Income (loss) from discontinued operations, net of tax	$19,540	$20,196	$39,736	$39,036	$(22,600)	$(72,607)	$(56,171)	$56,132	$(50,051)	$(1,358)	$4,723

The following table summarizes the balance sheet data for discontinued operations (in thousands):

	December 31, 2017			December 31, 2016
	Venezuela	Belleli EPC	Total	Venezuela	Belleli EPC	Belleli CPE	Total
Cash	$3	$—	$3	$11	$—	$—	$11
Accounts receivable	—	14,770	14,770	—	26,829	—	26,829
Inventory	—	—	—	—	31	—	31
Costs and estimated earnings in excess of billings on uncompleted contracts	—	7,786	7,786	—	10,657	—	10,657
Other current assets	2	1,190	1,192	3	3,744	—	3,747
Total current assets associated with discontinued operations	5	23,746	23,751	14	41,261	—	41,275
Property, plant and equipment, net	—	1,054	1,054	—	6,887	—	6,887
Intangible and other assets, net	—	2,646	2,646	—	1,652	—	1,652
Total assets associated with discontinued operations	$5	$27,446	$27,451	$14	$49,800	$—	$49,814

Accounts payable	$—	$9,253	$9,253	$—	$20,258	$—	$20,258
Accrued liabilities	59	15,617	15,676	906	43,337	207	44,450
Billings on uncompleted contracts in excess of costs and estimated earnings	—	7,042	7,042	—	12,931	—	12,931
Total current liabilities associated with discontinued operations	59	31,912	31,971	906	76,526	207	77,639
Other long-term liabilities	1	6,527	6,528	2	7,251	—	7,253
Total liabilities associated with discontinued operations	$60	$38,439	$38,499	$908	$83,777	$207	$84,892

Note 4. Inventory, net

Inventory, net of reserves, consisted of the following amounts (in thousands):

	December 31,
	2017	2016
Parts and supplies	$79,803	$104,897
Work in progress	21,853	32,136
Finished goods	6,253	20,452
Inventory, net	$107,909	$157,485

During the years ended December 31, 2017, 2016 and 2015, we recorded $1.3 million, $0.8 million and $15.6 million, respectively, in inventory write-downs and reserves for obsolete or slow moving inventory. As of December 31, 2017 and 2016, we had inventory reserves of $10.4 million and $12.9 million, respectively. As discussed further in Note 15, during the year ended December 31, 2015, we recorded restructuring and other charges of $8.7 million related to inventory write-downs associated with restructuring activities.

Note 5. Product Sales Contracts

Costs, estimated earnings and billings on uncompleted contracts that are recognized using the percentage-of-completion method consisted of the following (in thousands):

	December 31,
	2017	2016
Costs incurred on uncompleted contracts	$314,033	$205,527
Estimated earnings on uncompleted contracts	59,772	42,905
	373,805	248,432
Less — billings to date on uncompleted contracts	(422,675)	(256,318)
	$(48,870)	$(7,886)

Costs, estimated earnings and billings on uncompleted contracts are presented in the accompanying financial statements as follows (in thousands):

	December 31,
	2017	2016
Costs and estimated earnings in excess of billings on uncompleted contracts	$40,695	$21,299
Billings on uncompleted contracts in excess of costs and estimated earnings	(89,565)	(29,185)
	$(48,870)	$(7,886)

Note 6. Property, Plant and Equipment, net

Property, plant and equipment, net, consisted of the following (in thousands):

	December 31,
	2017	2016
Compression equipment, facilities and other fleet assets	$1,577,052	$1,480,568
Land and buildings	96,463	100,174
Transportation and shop equipment	82,240	97,784
Other	90,395	86,998
	1,846,150	1,765,524
Accumulated depreciation	(1,023,871)	(974,602)
Property, plant and equipment, net	$822,279	$790,922

Depreciation expense was $105.0 million, $129.2 million and $141.2 million during the years ended December 31, 2017, 2016 and 2015, respectively. Assets under construction of $130.4 million and $39.4 million as of December 31, 2017 and 2016, respectively, were primarily related to our contract operations business. During the years ended December 31, 2017, 2016 and 2015, we capitalized $3.4 million, $0.3 million and $0.1 million of interest related to construction in process, respectively.

Note 7. Intangible and Other Assets, net

Intangible and other assets, net, consisted of the following (in thousands):

	December 31,
	2017	2016
Intangible assets, net	$9,861	$12,945
Deferred financing costs	4,786	6,475
Long-term non-income tax receivable	14,560	8,174
Long-term income tax credits	11,344	—
Long-term notes receivable	3,004	4,849
Long-term deposits	11,648	11,166
Other	21,777	13,735
Intangibles and other assets, net	$76,980	$57,344

Intangible assets and deferred financing costs consisted of the following (in thousands):

	December 31, 2017		December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Deferred financing costs (1)	$8,368	$(3,582)	$8,368	$(1,893)
Marketing related (20 year life)	629	(589)	582	(541)
Customer related (17-20 year life)	76,946	(67,342)	76,674	(64,151)
Technology based (20 year life)	3,655	(3,438)	3,381	(3,155)
Contract based (2-11 year life)	43,953	(43,953)	43,921	(43,766)
Intangible assets and deferred financing costs	$133,551	$(118,904)	$132,926	$(113,506)

(1)	Represents debt issuance costs relating to our revolving credit facility. See Note 11 for further discussion regarding our revolving credit facility.

Amortization of deferred financing costs related to our revolving credit facility totaled $1.7 million and $1.6 million during the years ended December 31, 2017 and 2016, respectively, and was recorded to interest expense in our statements of operations. Amortization of intangible assets totaled $2.8 million, $3.7 million and $5.1 million during the years ended December 31, 2017, 2016 and 2015, respectively.

Estimated future intangible amortization expense is as follows (in thousands):

2018	$2,335
2019	1,884
2020	1,560
2021	1,270
2022	1,037
Thereafter	1,775
Total	$9,861

Note 8. Assets Held for Sale

As part of our continual strategic review and optimization of our business structure and the service solutions we offer to our customers, we identified certain assets within our products sales business that we expect to sell within the next twelve months. In the fourth quarter of 2017, we classified $20.5 million of current and long-term assets primarily related to inventory and property, plant and equipment, net, as assets held for sale in our balance sheet. We also determined that certain other assets within our product sales business were assessed to have no future benefit to our ongoing operations. In conjunction with the planned disposition and assessment of certain other assets, we recorded an impairment of long-lived assets that totaled $5.1 million to write-down these assets to their approximate fair values. The impairment charges are reflected in long-lived asset impairment in our statements of operations.

Note 9. Investments in Non-Consolidated Affiliates

Investments in affiliates that are not controlled by us where we have the ability to exercise significant influence over the operations are accounted for using the equity method.

We own a 30.0% interest in WilPro Energy Services (PIGAP II) Limited and 33.3% interest in WilPro Energy Services (El Furrial) Limited, which are joint ventures that provided natural gas compression and injection services in Venezuela. In May 2009, PDVSA assumed control over the assets of our Venezuelan joint ventures and transitioned the operations, including the hiring of their employees, to PDVSA. In March 2011, our Venezuelan joint ventures, together with the Netherlands’ parent company of our joint venture partners, filed a request for the institution of an arbitration proceeding against Venezuela with ICSID related to the seized assets and investments.

In March 2012, our Venezuelan joint ventures sold their assets to PDVSA Gas. We received an initial payment of $37.6 million in March 2012, and received installment payments, including an annual charge, totaling $10.4 million and $15.2 million during the years ended December 31, 2016 and 2015, respectively. As of December 31, 2017, the remaining principal amount due to us was approximately $4 million. We have not recognized amounts payable to us by PDVSA Gas as a receivable and will therefore recognize payments received in the future as equity in income of non-consolidated affiliates in our statements of operations in the periods such payments are received. In connection with the sale of our Venezuelan joint ventures’ assets, the joint ventures and our joint venture partners have agreed to suspend their previously filed arbitration proceeding against Venezuela pending payment in full by PDVSA Gas of the purchase price for the assets.

In accordance with the separation and distribution agreement, a subsidiary of Archrock has the right to receive payments from EESLP based on a notional amount corresponding to payments received by our subsidiaries from PDVSA Gas in respect of the sale of our joint ventures’ previously nationalized assets promptly after such amounts are collected by our subsidiaries. Pursuant to the separation and distribution agreement, we transferred cash of $10.4 million to Archrock during the year ended December 31, 2016. The transfer of cash was recognized as a reduction to additional paid-in capital in our financial statements. See Note 22 for further discussion related to our contingent liability to Archrock.

Note 10. Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	December 31,
	2017	2016
Accrued salaries and other benefits	$53,492	$41,399
Accrued income and other taxes	26,503	41,329
Accrued warranty expense	3,190	2,912
Accrued interest	6,000	2,889
Accrued other liabilities	25,151	30,926
Accrued liabilities	$114,336	$119,455

Our warranty expense was $1.9 million, $1.6 million and $3.6 million during the years ended December 31, 2017, 2016 and 2015, respectively.

Note 11. Long-Term Debt

Long-term debt consisted of the following (in thousands):

	December 31,
	2017	2016
Revolving credit facility due November 2020	$—	$118,000
Term loan facility due November 2017	—	232,750
8.125% senior notes due May 2025	375,000	—
Other, interest at various rates, collateralized by equipment and other assets	722	583
Unamortized deferred financing costs of 8.125% senior notes	(7,250)	—
Unamortized deferred financing costs of term loan facility	—	(2,363)
Long-term debt	$368,472	$348,970

Revolving Credit Facility and Term Loan

On July 10, 2015, we and our wholly owned subsidiary, EESLP, entered into a $750.0 million credit agreement (the “Credit Agreement”) with Wells Fargo, as the administrative agent, and various financial institutions as lenders. On October 5, 2015, the parties amended and restated the Credit Agreement to provide for a $925.0 million credit facility, consisting of a $680.0 million revolving credit facility and a $245.0 million term loan facility (collectively, the “Credit Facility”). The Credit Facility became available to us on November 3, 2015 (referred to as the “Initial Availability Date”). On November 3, 2015, EESLP incurred approximately $300.0 million of indebtedness under the revolving credit facility and $245.0 million of indebtedness under the term loan facility. Pursuant to the separation and distribution agreement with Archrock and certain of our and Archrock’s respective affiliates, on November 3, 2015, EESLP transferred $532.6 million of net proceeds from borrowings under the Credit Facility to Archrock to allow it to repay a portion of its indebtedness in connection with the Spin-off. In November 2016, we repaid $12.3 million of borrowings outstanding under the term loan facility. In April 2017, we paid the remaining principal amount of $232.8 million due under the term loan facility with proceeds from the 2017 Notes (as defined below) issuance. As a result of the repayment of the term loan facility, we expensed $1.7 million of unamortized deferred financing costs during the year ended December 31, 2017, which is reflected in interest expense in our statements of operations.

As of December 31, 2017, we had $39.7 million in outstanding letters of credit under our revolving credit facility and, taking into account guarantees through letters of credit, we had undrawn capacity of $640.3 million under our revolving credit facility. Our Credit Agreement limits our Total Debt to EBITDA ratio (as defined in the Credit Agreement) on the last day of the fiscal quarter to no greater than 4.50 to 1.0. As a result of this limitation, $585.2 million of the $640.3 million of undrawn capacity under our revolving credit facility was available for additional borrowings as of December 31, 2017.

Revolving borrowings under the Credit Facility bear interest at a rate equal to, at our option, either the Base Rate or LIBOR (or EURIBOR, in the case of Euro-denominated borrowings) plus the applicable margin. The applicable margin for revolving borrowings varies (i) in the case of LIBOR loans, from 1.50% to 2.75% and (ii) in the case of Base Rate loans, from 0.50% to 1.75%, and will be determined based on our total leverage ratio pricing grid. “Base Rate” means the highest of the prime rate, the federal funds effective rate plus 0.50% and one-month LIBOR plus 1.00%. Prior to the repayment of the term loan facility, the applicable margin for borrowings under the revolving credit facility increased by 1.00% the first anniversary of the Initial Availability Date and by 1.50% following the first anniversary of the Initial Availability Date. Term loan borrowings under the Credit Facility incurred interest at a rate equal to, at our option, either (1) the Base Rate plus 4.75%, or (2) the greater of LIBOR or 1.00%, plus 5.75%. The weighted average annual interest rate on outstanding borrowings under the revolving credit facility at December 31, 2016 was 5.0%. The annual interest rate on the outstanding balance of the term loan facility at December 31, 2016 was 6.8%.

We guarantee EESLP’s obligations under the revolving credit facility. In addition, EESLP’s obligations under the revolving credit facility are secured by (1) substantially all of our assets and the assets of EESLP and our Significant Domestic Subsidiaries (as defined in the Credit Agreement), including certain real property, and (2) all of the equity interests of our U.S. restricted subsidiaries (other than certain excluded subsidiaries) (as defined in the Credit Agreement) and 65% of the voting equity interests in certain of our first-tier foreign subsidiaries.

8.125% Senior Notes Due May 2025

In April 2017, our 100% owned subsidiaries EESLP and EES Finance Corp. issued $375.0 million aggregate principal amount of 8.125% senior unsecured notes due 2025 (the “2017 Notes”). The 2017 Notes are guaranteed by us on a senior unsecured basis. The net proceeds of $367.1 million from the 2017 Notes issuance were used to repay all of the borrowings outstanding under the term loan facility and revolving credit facility and for general corporate purposes. Additionally, pursuant to the separation and distribution agreement from the Spin-off, EESLP used proceeds from the issuance of the 2017 Notes to pay a subsidiary of Archrock $25.0 million in satisfaction of EESLP’s obligation to pay that sum following the occurrence of a qualified capital raise. The transfer of cash to Archrock’s subsidiary was recognized as a reduction to additional paid-in capital in the second quarter of 2017.

The 2017 Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the U.S. except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. We offered and issued the 2017 Notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the U.S. pursuant to Regulation S. Pursuant to a registration rights agreement, we are required to register the 2017 Notes no later than 400 days after April 4, 2017.

Prior to May 1, 2020, we may redeem all or a portion of the 2017 Notes at a redemption price equal to the sum of (i) the principal amount thereof, and (ii) a make-whole premium at the redemption date, plus accrued and unpaid interest, if any, to the redemption date. In addition, we may redeem up to 35% of the aggregate principal amount of the 2017 Notes prior to May 1, 2020 with the net proceeds of one or more equity offerings at a redemption price of 108.125% of the principal amount of the 2017 Notes, plus any accrued and unpaid interest to the date of redemption, if at least 65% of the aggregate principal amount of the 2017 Notes issued under the indenture remains outstanding after such redemption and the redemption occurs within 180 days of the date of the closing of such equity offering. On or after May 1, 2020, we may redeem all or a portion of the 2017 Notes at redemption prices (expressed as percentages of principal amount) equal to 106.094% for the twelve-month period beginning on May 1, 2020, 104.063% for the twelve-month period beginning on May 1, 2021, 102.031% for the twelve-month period beginning on May 1, 2022 and 100.000% for the twelve-month period beginning on May 1, 2023 and at any time thereafter, plus accrued and unpaid interest, if any, to the applicable redemption date of the 2017 Notes.

Unamortized Debt Financing Costs

During the year ended December 31, 2017, we incurred transaction costs of $7.9 million related to the issuance of the 2017 Notes. These costs are presented as a direct deduction from the carrying value of the 2017 Notes and are being amortized over the term of the 2017 Notes. Amortization of deferred financing costs relating to the 2017 Notes totaled $0.7 million during the year ended December 31, 2017 and was recorded to interest expense in our statements of operations. Amortization of deferred financing costs relating to the term loan facility totaled $0.7 million, $2.9 million and $0.4 million during the years ended December 31, 2017, 2016 and 2015, respectively, and was recorded to interest expense in our statements of operations. During the year ended December 31, 2016, we incurred transaction costs of approximately $0.8 million related to our revolving credit facility. Debt issuance costs relating to our revolving credit facility are included in intangible and other assets, net, and are being amortized over the term of the facility. See Note 7 for further discussion regarding the amortization of deferred financing costs related to our revolving credit facility.

Debt Compliance

The Credit Agreement contains various covenants with which we, EESLP and our respective restricted subsidiaries must comply including, but not limited to, limitations on the incurrence of indebtedness, investments, liens on assets, repurchasing equity, distributions, transactions with affiliates, mergers, consolidations, dispositions of assets and other provisions customary in similar types of agreements. We are required to maintain, on a consolidated basis, a minimum interest coverage ratio (as defined in the Credit Agreement) of 2.25 to 1.00; a maximum total leverage ratio (as defined in the Credit Agreement) of 4.50 to 1.00; and a maximum senior secured leverage ratio (as defined in the Credit Agreement) of 2.75 to 1.00. As of December 31, 2017, we were in compliance with all financial covenants under the Credit Agreement.

Long-Term Debt Maturity Schedule

Contractual maturities of long-term debt (excluding interest to be accrued thereon) at December 31, 2017 are as follows (in thousands):

December 31, 2017
2018	$—
2019	449
2020	273
2021	—
2022	—
Thereafter	375,000
Total debt (1)	$375,722

(1)	This amount includes the full face value of the 2017 Notes and does not include unamortized debt financing costs of $7.3 million as of December 31, 2017.

Note 12. Fair Value Measurements

The accounting standard for fair value measurements and disclosures establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into the following three broad categories:

•	Level 1 — Quoted unadjusted prices for identical instruments in active markets to which we have access at the date of measurement.

•
Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets. Level 2 inputs are those in markets for which there are few transactions, the prices are not current, little public information exists or prices vary substantially over time or among brokered market makers.

•
Level 3 — Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are those inputs that reflect our own assumptions regarding how market participants would price the asset or liability based on the best available information.

The following table presents our assets and liabilities measured at fair value on a nonrecurring basis during the years ended December 31, 2017 and 2016, with pricing levels as of the date of valuation (in thousands):

	Year Ended December 31, 2017			Year Ended December 31, 2016
	(Level 1)	(Level 2)	(Level 3)	(Level 1)	(Level 2)	(Level 3)
Impaired long-lived assets (1)	$—	$—	$403	$—	$—	$3,109
Impaired assets—assets held for sale (2)	—	—	20,493	—	—	—
Impaired assets—discontinued operations (3)	—	—	—	—	—	13,859
Note receivable from the sale of a plant (4)	—	—	—	—	—	7,037
Liability to exit the use of a corporate operating lease—restructuring and other charges (5)	—	—	—	—	—	3,580

(1)
Our estimate of the fair value of the impaired long-lived assets during the years ended December 31, 2017 and 2016 was primarily based on either the expected net sale proceeds compared to other fleet units we sold and/or a review of other units offered for sale by third parties during that time or the estimated component value of the equipment we planned to use at that time.

(2)	Our estimate of the fair value of the impaired assets held for sale during the year ended December 31, 2017 was based on the expected proceeds from the sale of the assets.

(3)
Our estimate of the fair value of the impaired assets of Belleli CPE, which were classified as discontinued operations during the year ended December 31, 2016, was based on the proceeds received from the sale of Belleli CPE, net of selling costs.

(4)
Our estimate of the fair value of the note receivable, including annual payments, from the sale of our plant in Argentina during the year ended December 31, 2016 was discounted based on a settlement period of 2.6 years and a discount rate of 5%.

(5)
The fair value of our liability to exit the use of a corporate operating lease relating restructuring activities during the second quarter of 2016 was estimated based on an incremental borrowing rate of 3% and remaining lease payments, net of estimated sublease rentals, through February 2018.

Fair Value of Debt

The fair value of the 2017 Notes was estimated based on model derived calculations using market yields observed in active markets, which are Level 2 inputs. As of December 31, 2017, the carrying amount of the 2017 Notes, excluding unamortized deferred financing costs, of $375.0 million was estimated to have a fair value of $404.0 million. Due to the variable rate nature of our revolving credit facility and term loan facility, the carrying values as of December 31, 2016 approximated their fair values as the rates were comparable to then-current market rates at which debt with similar terms could have been obtained.

Other

Our financial instruments also consist of cash, restricted cash, receivables and payables. As of December 31, 2017 and 2016, the estimated fair values of our cash, restricted cash, receivables and payables approximated their carrying amounts as reflected in our balance sheets due to the short-term nature of these financial instruments.

Note 13. Long-Lived Asset Impairment

We review long-lived assets, including property, plant and equipment and identifiable intangibles that are being amortized, for impairment whenever events or changes in circumstances, including the removal of compressor units from our active fleet, indicate that the carrying amount of an asset may not be recoverable.

We regularly review the future deployment of our idle compression assets used in our contract operations segment for units that are not the type, configuration, condition, make or model that are cost efficient to maintain and operate. During the years ended December 31, 2017, 2016 and 2015, we determined that one idle compressor unit, 62 idle compressor units and 93 idle compressor units, respectively, would be retired from the active fleet. The retirement of these units from the active fleet triggered a review of these assets for impairment. As a result, we recorded asset impairments of $0.6 million, $12.7 million and $19.4 million during the years ended December 31, 2017, 2016 and 2015, respectively, to reduce the book value of each unit to its estimated fair value. The fair value of each unit was estimated based on either the expected net sale proceeds compared to other fleet units we sold and/or a review of other units offered for sale by third parties during that time or the estimated component value of the equipment on each compressor unit that we planned to use at that time.

In the fourth quarter of 2017, we classified certain assets within our product sales business that we expect to sell within the next twelve months as assets held for sale in our balance sheet. We also determined that certain other assets within our product sales business were assessed to have no future benefit to our ongoing operations. In conjunction with the planned disposition and assessment of certain other assets, we recorded an impairment of long-lived assets that totaled $5.1 million to write-down these assets to their approximate fair values.

During the year ended December 31, 2016, we evaluated other assets for impairment and recorded long-lived asset impairments of $1.7 million on these assets.

During the first quarter of 2015, we evaluated a long-term note receivable from the purchaser of our Canadian Operations for impairment. This review was triggered by an offer from the purchaser of our Canadian Operations to prepay the note receivable at a discount to its then current book value. The fair value of the note receivable as of March 31, 2015 was based on the amount offered by the purchaser of our Canadian Operations to prepay the note receivable. The difference between the book value of the note receivable at March 31, 2015 and its fair value resulted in the recording of an impairment of long-lived assets of $1.4 million. In April 2015, we accepted the offer to early settle this note receivable.

Note 14. Restatement Related Charges

During the first quarter of 2016, our senior management identified errors relating to the application of percentage-of-completion accounting principles to specific Belleli EPC product sales projects. As a result, the Audit Committee of the Company’s Board of Directors initiated an internal investigation, including the use of services of a forensic accounting firm. Management also engaged a consulting firm to assist in accounting analysis and compilation of restatement adjustments. During the years ended December 31, 2017 and 2016, we incurred $6.2 million and $30.1 million, respectively, of external costs associated with the restatement of our financial statements, an ongoing SEC investigation and remediation activities related to the restatement, of which $2.8 million and $11.2 million, respectively, was recovered from Archrock pursuant to the separation and distribution agreement. We may incur additional cash expenditures related to external legal counsel costs associated with an ongoing SEC investigation surrounding the restatement of our financial statements, of which a portion may be recoverable from Archrock.

The following table summarizes the changes to our accrued liability balance related to restatement charges for the years ended December 31, 2016 and 2017 (in thousands):

Restatement Related Charges
Beginning balance at January 1, 2016	$—
Additions for costs expensed, net	18,879
Reductions for payments, net	(16,667)
Ending balance at December 31, 2016	2,212
Additions for costs expensed, net	3,419
Reductions for payments, net	(5,052)
Ending balance at December 31, 2017	$579

The following table summarizes the components of charges included in restatement related charges in our statements of operations for the years ended December 31, 2017 and 2016 (in thousands):

	Years Ended December 31,
	2017	2016
External accounting costs	$1,071	$21,073
External legal costs	4,396	7,565
Other	753	1,448
Recoveries from Archrock	(2,801)	(11,207)
Total restatement related charges	$3,419	$18,879

Note 15. Restructuring and Other Charges

We incurred restructuring and other charges associated with the Spin-off of $0.6 million, $3.9 million and $15.7 million during the years ended December 31, 2017, 2016 and 2015, respectively. Costs incurred during the years ended December 31, 2017 and 2016 were primarily related to retention awards to certain employees of $0.6 million and $3.1 million, respectively, which were amortized over the required service period of each applicable employee. Costs incurred during the year ended December 31, 2015 were related to non-cash inventory write-downs, financial advisor fees of $4.6 million paid at the completion of the Spin-off, expenses of $3.1 million for retention awards to certain employees, a one-time cash signing bonus paid to our Chief Executive Officer of $2.0 million and costs to start-up certain stand-alone functions of $1.3 million. Non-cash inventory write-downs primarily related to the decentralization of shared inventory components between Archrock’s North America contract operations business and our international contract operations business totaled $4.7 million during the year ended December 31, 2015, of which approximately $4.2 million related to our contract operations segment and $0.5 million related to our product sales segment. The charges incurred in conjunction with the Spin-off are included in restructuring and other charges in our statements of operations.

As a result of unfavorable market conditions in North America, combined with the impact of lower international activity due to customer budget cuts driven by lower oil prices, in the second quarter of 2015, we announced a cost reduction plan primarily focused on workforce reductions and the reorganization of certain facilities. We incurred restructuring and other charges associated with the cost reduction plan of $2.6 million, $18.1 million and $15.6 million during the years ended December 31, 2017, 2016 and 2015, respectively. Cost incurred for employee termination benefits during the year ended December 31, 2017 were $2.1 million. Restructuring and other charges incurred during the year ended December 31, 2016 were primarily related to employee termination benefits and the exit from a leased corporate building. Costs incurred for employee termination benefits during the year ended December 31, 2016 were $14.5 million, of which $9.0 million related to our product sales segment. We ceased the use of a corporate building under an operating lease in the second quarter of 2016, and as a result, recorded net charges of $2.9 million during the year ended December 31, 2016. Restructuring and other charges incurred during the year ended December 31, 2015 were primarily related to employee termination benefits, non-cash inventory write-downs and consulting fees. Costs incurred for employee termination benefits during the year ended December 31, 2015 were $9.6 million, of which $6.4 million related to our product sales segment. The non-cash inventory write-downs of $4.0 million were the result of our decision to exit the manufacturing of cold weather packages, which had historically been performed at a product sales facility in North America we decided to close in 2015. These charges are reflected as restructuring and other charges in our statements of operations.

We have substantially completed restructuring activities related to the Spin-off and cost reduction plan. No additional costs relating to these restructuring activities are expected to be incurred in future periods. The remaining accrued liability balance at December 31, 2017 primarily relates to contractual lease payments for our previous corporate building that are expected to be paid in early 2018.

The following table summarizes the changes to our accrued liability balance related to restructuring and other charges for the years ended December 31, 2015, 2016 and 2017 (in thousands):

	Spin-off	Cost Reduction Plan	Total
Beginning balance at January 1, 2016	$1,083	$225	$1,308
Additions for costs expensed	3,943	18,095	22,038
Less non-cash income (expense)	(896)	435	(461)
Reductions for payments	(3,196)	(16,294)	(19,490)
Ending balance at December 31, 2016	934	2,461	3,395
Additions for costs expensed	599	2,590	3,189
Less non-cash income (expense)	(223)	740	517
Reductions for payments	(1,310)	(5,179)	(6,489)
Ending balance at December 31, 2017	$—	$612	$612

The following table summarizes the components of charges included in restructuring and other charges in our statements of operations for the years ended December 31, 2017, 2016 and 2015 (in thousands):

	Years Ended December 31,
	2017	2016	2015
Financial advisor fees related to the Spin-off	$—	$—	$4,598
Consulting fees	—	22	1,932
Start-up of stand-alone functions	—	887	1,332
Retention awards to certain employees	599	3,056	3,121
Chief Executive Officer signing bonus	—	—	2,000
Non-cash inventory write-downs	—	—	8,707
Employee termination benefits	2,100	14,473	9,625
Net charges to exit the use of a corporate operating lease	—	2,904	—
Other	490	696	—
Total restructuring and other charges	$3,189	$22,038	$31,315

The following table summarizes the components of restructuring and other charges incurred in connection with the Spin-off and since the announcement of the cost reduction plan (in thousands):

	Spin-off	Cost Reduction Plan	Total
Financial advisor fees related to the Spin-off	$4,598	$—	$4,598
Consulting fees	—	1,954	1,954
Start-up of stand-alone functions	2,219	—	2,219
Retention awards to certain employees	6,776	—	6,776
Chief Executive Officer signing bonus	2,000	—	2,000
Non-cash inventory write-downs	4,700	4,007	8,707
Employee termination benefits	—	26,198	26,198
Net charges to exit the use of a corporate operating lease	—	2,904	2,904
Other	—	1,186	1,186
Total restructuring and other charges	$20,293	$36,249	$56,542

Note 16. Provision for Income taxes

Prior to the Spin-off, certain of our operations in the U.S. were included in Archrock’s consolidated federal and state tax returns, and therefore our current and deferred tax provision for applicable periods was computed on a separate return basis. Subsequent to the Spin-off, we file our own consolidated federal and state tax returns in the U.S.

The components of income (loss) before income taxes were as follows (in thousands):

	Years Ended December 31,
	2017	2016	2015
United States	$(43,403)	$(129,864)	$(7,702)
Foreign	60,242	82,340	69,065
Income (loss) before income taxes	$16,839	$(47,524)	$61,363

The provision for income taxes consisted of the following (in thousands):

	Years Ended December 31,
	2017	2016	2015
Current tax provision (benefit):
U.S. federal	$—	$(131)	$383
State	250	(792)	1,201
Foreign	25,638	54,075	63,692
Total current	25,888	53,152	65,276
Deferred tax provision (benefit):
U.S. federal	(5,102)	62,672	(29,962)
State	(15)	2,306	(484)
Foreign	1,924	6,112	4,608
Total deferred	(3,193)	71,090	(25,838)
Provision for income taxes	$22,695	$124,242	$39,438

The provision for income taxes for 2017, 2016 and 2015 resulted in effective tax rates on continuing operations of 134.8%, (261.4)% and 64.3%, respectively. The reasons for the differences between these effective tax rates and the U.S. statutory rate are as follows (in thousands):

	Years Ended December 31,
	2017	2016	2015
Income taxes at U.S. federal statutory rate of 35%	$5,894	$(16,633)	$21,477
State income taxes net of federal tax benefit	361	(1,841)	466
Foreign tax rate differential	44,868	29,428	38,984
Foreign tax credits	(11,224)	(9,492)	(17,398)
Research and development credits	—	(1,024)	(24,938)
Unrecognized tax benefits	3,332	3,629	6,001
Change in valuation allowances	(48,059)	124,850	19,950
Proceeds from sale of joint venture assets	—	(3,641)	(5,315)
Capital contributions or distributions related to Spin-off	(1,084)	(2,887)	(77)
Change in U.S. deferred taxes related to Tax Reform Act	15,518	—	—
Transition Tax	10,060	—	—
Other	3,029	1,853	288
Provision for income taxes	$22,695	$124,242	$39,438

Tax legislation enacted and signed into law in 2017 in the U.S. and in Argentina resulted in changes to the statutory tax rates at which certain deferred tax assets and liabilities are recorded. These rate changes resulted in a current period reconciling items between income tax recorded at the U.S. statutory rate and the company’s provision for income taxes of $15.5 million and $(3.1) million, respectively. In the U.S., the valuation allowance that had been previously recorded was reduced as a result of the U.S. statutory rate changes.

Deferred income tax balances are the direct effect of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities are as follows (in thousands):

	December 31,
	2017	2016
Deferred tax assets:
Net operating loss carryforwards	$86,060	$151,393
Foreign tax credit carryforwards	92,734	81,510
Research and development credit carryforwards	31,251	31,251
Alternative minimum tax credit carryforwards	5,575	5,055
Deferred revenue	32,496	34,373
Other	47,496	49,717
Subtotal	295,612	353,299
Valuation allowances	(222,049)	(276,230)
Total deferred tax assets	73,563	77,069
Deferred tax liabilities:
Property, plant and equipment	(47,954)	(67,139)
Other	(24,805)	(15,615)
Total deferred tax liabilities	(72,759)	(82,754)
Net deferred tax assets (liabilities)	$804	$(5,685)

During the year ended December 31, 2017, our Brazil subsidiary entered into two tax programs: 1) the Tax Regularization Program (the “PRT Program”) pursuant to Brazil Provisional Measure No. 766 issued on January 4, 2017 and 2) the Tax Special Regularization Program (the “PERT Program”) pursuant to Brazil Provisional Measure No. 783 issued on May 31, 2017. These programs allow for the partial settling of debts, both income tax debts and non-income-based tax debts, due by November 30, 2016 and April 30, 2017 to Brazil’s Federal Revenue Service for the PRT Program and PERT Program, respectively, with the use of tax credits, including income tax loss carryforwards. A $15.2 million income tax benefit was recorded during the year ended December 31, 2017 attributable to the reversal of valuation allowances against certain deferred tax assets related to income tax loss carryforwards that were utilized under the PRT Program and PERT Program, including interest income. Additionally, during the year ended December 31, 2017, we incurred $1.8 million in penalties, which is reflected in other (income) expense, net, in our statements of operations, and $2.4 million in interest expense, which is reflected in interest expense in our statements of operations, attributable to the settling of non-income-based tax debts in connection with the PRT Program and the PERT Program.

At December 31, 2017, we had U.S. federal net operating loss carryforwards of approximately $118.3 million that are available to offset future taxable income. If not used, the carryforwards begin to expire in 2024. We also had approximately $181.1 million of net operating loss carryforwards in certain foreign jurisdictions (excluding discontinued operations), approximately $148.0 million of which has no expiration date, $7.7 million of which is subject to expiration from 2018 to 2022, and the remainder of which expires in future years through 2037. Foreign tax credit carryforwards of $92.7 million, research and development credits carryforwards of $31.3 million and alternative minimum tax credit carryforwards of $5.6 million are available to offset future payments of U.S. federal income tax. The foreign tax credits will expire in varying amounts beginning in 2020 and research and development credits will expire in varying amounts beginning in 2028. The corporate Alternative Minimum Tax (“AMT”) has been repealed for tax years beginning after December 31, 2017. Companies with AMT credits that have not been utilized may claim a refund in future years for those credits even when no income tax liability exists. We expect our existing AMT credits to be fully utilized or refunded by 2021.

We record valuation allowances when it is more-likely-than-not that some portion or all of our deferred tax assets will not be realized. The ultimate realization of the deferred tax assets depends on the ability to generate sufficient taxable income of the appropriate character and in the appropriate taxing jurisdictions in the future. If we do not meet our expectations with respect to taxable income, we may not realize the full benefit from our deferred tax assets which would require us to record a valuation allowance in our tax provision in future years. Management assesses all available positive and negative evidence to estimate our ability to generate sufficient future taxable income of the appropriate character, and in the appropriate taxing jurisdictions, to permit use of our existing deferred tax assets. A significant piece of objective negative evidence is a cumulative loss incurred over a three-year period in a taxing jurisdiction. Prevailing accounting practice is that such objective evidence would limit the ability to consider other subjective evidence, such as our projections for future growth.

We incurred a three-year cumulative loss in the U.S. during 2016. Due to this significant negative evidence of cumulative losses, which outweighed the positive evidence of firm sales backlog and projected future taxable income, we were no longer able to support that it was more-likely-than-not that we will have sufficient taxable income of the appropriate character in the future that will allow us to realize our U.S. deferred tax assets. During the year ended December 31, 2016, we recorded a full valuation allowances against our U.S. deferred tax assets resulting in an additional charge of $119.8 million, of which 65.5 million related to U.S. deferred tax assets that existed at December 31, 2015.

Pursuant to Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), utilization of loss carryforwards and credit carryforwards, such as foreign tax credits, will be subject to annual limitations due to the historical ownership changes of both Hanover Compressor Company (“Hanover”) and Universal Compression Holdings, Inc. (“Universal”). In general, an ownership change, as defined by Section 382 of the Code, results from transactions increasing the ownership of certain stockholders or public groups in the stock of a corporation by more than 50 percentage points over a three-year period. The merger of Hanover and Universal to form Archrock (formerly Exterran Holdings, Inc.) in August 2007 resulted in such an ownership change for both Hanover and Universal. Our ability to utilize loss carryforwards and credit carryforwards against future U.S. federal income tax may be limited. The limitations may cause us to pay U.S. federal income taxes earlier; however, we do not currently expect that any loss carryforwards or credit carryforwards will expire as a result of these limitations.

We consider the earnings of certain of our subsidiaries to be indefinitely reinvested, and accordingly, we have not provided for taxes on these unremitted earnings. If we were to make a distribution from the unremitted earnings of these subsidiaries, we would be subject to taxes payable to various jurisdictions. If our expectations were to change regarding future tax consequences, we may be required to record additional deferred taxes that could have a material effect on our consolidated statement of financial position, results of operations or cash flows. Due to the timing of the enactment of the Tax Reform Act, as discussed below, it is not practicable to estimate the amount of indefinitely reinvested earnings or the deferred tax liability related to the indefinitely reinvested earnings due to the complexities associated with the underlying hypothetical calculations.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation. The Tax Reform Act makes broad and complex changes to the U.S. tax code, including, but not limited to, (1) reducing the U.S. federal corporate tax rate from 35% to 21%; (2) requiring companies to pay a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries; (3) generally eliminating U.S. federal income taxes on dividends from foreign subsidiaries; (4) requiring a current inclusion in U.S. federal taxable income of certain earnings of controlled foreign corporations; (5) eliminating the corporate AMT and changing how existing AMT credits can be realized; (6) creating the base erosion anti-abuse tax (“BEAT”), a new minimum tax; (7) creating a new limitation on deductible interest expense; and (8) changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017. Guidance under U.S. GAAP requires that the impact of tax legislation be recognized in the period in which the law was enacted.

In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, which addresses how a company recognizes provisional amounts when a company does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete its accounting for the effect of the changes in the Tax Reform Act. The measurement period ends when a company has obtained, prepared and analyzed the information necessary to finalize its accounting, but cannot extend beyond one year.

For the year ended December 31, 2017, our provision for income tax included the reversal of previously recorded valuation allowances of $5.6 million against our U.S. AMT carryforwards due to the Tax Reform Act which provides for the cancellation of the AMT and allows for a future refund and/or credit against regular income tax carry forwards. In addition, as a result of the reduction in the U.S. corporate tax rate from 35% to 21%, we recorded a provisional estimate of $15.5 million due to the re-measurement of deferred tax assets and liabilities and recorded a provisional estimate of $10.1 million due to the transition tax on undistributed earnings. Both of these were offset by a tax benefit from the reduction of the valuation allowance previously recorded against our U.S. deferred tax assets.

Finally, both the tax charges associated with the re-measurement of deferred tax assets and liabilities due to the reduction in the corporate tax rate and the transition tax, and the tax benefit associated with the reduction of the valuation allowance represent provisional amounts. The provisional amounts incorporate assumptions made based upon our current interpretation of the Tax Reform Act and may change as we receive additional clarification and implementation guidance. While we are able to make reasonable estimates of the impact of the reduction in corporate rate and the deemed repatriation transition tax, the final impact of the Tax Reform Act may differ from these estimates, due to, among other things, changes in our interpretations and assumptions, additional guidance that may be issued by the government and actions we may take resulting from these enacted tax laws. We are continuing to analyze additional information to determine the final impact as well as other impacts of the Tax Reform Act. Any adjustments recorded to the provisional amounts will be included in income from operations as an adjustment to our 2018 financial statements.

While the Tax Reform Act provides for a territorial tax system, beginning in 2018, it includes two new U.S. tax base erosion provisions: the global intangible low-taxed income (“GILTI”) provisions and the base-erosion and anti-abuse tax (“BEAT”) provisions. The GILTI provisions require us to include foreign subsidiary earnings in excess of an allowable return on the foreign subsidiary’s tangible assets in our U.S. income tax return.

Because of the complexity of the new GILTI tax rules, we will continue to evaluate this provision of the Tax Reform Act and the application of ASC 740, Income Taxes. Under U.S. GAAP, we are allowed to make an accounting policy choice of either (1) treating taxes due on future U.S. inclusions in taxable income related to GILTI as a current-period expense when incurred (the “period cost method”) or (2) factoring such amounts into our measurement of our deferred taxes (the “deferred method”). Our selection of an accounting policy with respect to the new GILTI tax rules will depend, in part, on analyzing our global income to determine whether we expect to have future U.S. inclusions in taxable income related to GILTI and, if so, what the impact is expected to be. We are in the process of analyzing the impact of the GILTI tax rules. Therefore, we have not made any adjustments related to potential GILTI tax in our consolidated financial statements and have not made a policy decision regarding whether to record deferred tax on GILTI for the year ended December 31, 2017.

The BEAT provisions in the Tax Reform Act eliminates the deduction of certain base-erosion payments made to related foreign corporations beginning in 2018, and impose a minimum tax if greater than regular tax. We are in the process of analyzing the impact of the BEAT provision but currently do not expect it will have a material impact on our provision for income tax.

A reconciliation of the beginning and ending amount of unrecognized tax benefits (including discontinued operations) is shown below (in thousands):

	Years Ended December 31,
	2017	2016	2015
Beginning balance	$18,237	$14,943	$8,356
Additions based on tax positions related to prior years	2,034	3,140	6,448
Additions based on tax positions related to current year	1,686	256	261
Reductions based on settlement with government authority	(241)	—	—
Reductions based on lapse of statute of limitations	(378)	(102)	(122)
Reductions based on tax positions related to prior years	(790)	—	—
Ending balance	$20,548	$18,237	$14,943

We had $20.5 million, $18.2 million and $14.9 million of unrecognized tax benefits at December 31, 2017, 2016 and 2015, respectively, which if recognized, would affect the effective tax rate (except for amounts that would be reflected in income (loss) from discontinued operations, net of tax). We also have recorded $4.3 million, $3.0 million and $3.0 million of potential interest expense and penalties related to unrecognized tax benefits associated with uncertain tax positions (including discontinued operations) as of December 31, 2017, 2016 and 2015, respectively. To the extent interest and penalties are not assessed with respect to unrecognized tax benefits, amounts accrued will be reduced and reflected as reductions in income tax expense.

We and our subsidiaries file consolidated and separate income tax returns in the U.S. federal jurisdiction and in numerous state and foreign jurisdictions. Certain of our operations were historically included in Archrock’s consolidated income tax returns in the U.S. federal and state jurisdictions. In addition, certain of Archrock’s operations were historically included in our separate income tax returns in state jurisdictions. Under the Code and the related rules and regulations, each corporation that was a member of the Archrock consolidated U.S. federal income tax reporting group during any taxable period or portion of any taxable period ending on or before the effective time of the Spin-off is jointly and severally liable for the U.S. federal income tax liability of the entire Archrock consolidated tax reporting group for that taxable period. In connection with the Spin-off, we entered into a tax matters agreement with Archrock that allocates the responsibility for prior period taxes of the Archrock consolidated tax reporting group between us and Archrock.

State income tax returns are generally subject to examination for a period of three to five years after filing the returns. However, the state impact of any U.S. federal audit adjustments and amendments remains subject to examination by various states for up to one year after formal notification to the states. As of December 31, 2017, we did not have any state audits underway that would have a material impact on our financial position or results of operations.

We are subject to examination by taxing authorities throughout the world, including major foreign jurisdictions such as Argentina, Brazil and Mexico. With few exceptions, we and our subsidiaries are no longer subject to foreign income tax examinations for tax years before 2006. Several foreign audits are currently in progress and we do not expect any tax adjustments that would have a material impact on our financial position or results of operations.

We believe it is reasonably possible that a decrease of up to approximately $9 million in unrecognized tax benefits may be necessary on or before December 31, 2018 due to the cash and non-cash settlement of audits and the expiration of statutes of limitations. However, due to the uncertain and complex application of tax regulations, it is possible that the ultimate resolution of these matters may result in liabilities which could materially differ from these estimates.

Note 17. Related Party Transactions

Spin Agreements

In connection with the completion of the Spin-off, on November 3, 2015, we entered into several agreements with Archrock and certain subsidiaries of Archrock and, with respect to certain agreements, a subsidiary of Archrock Partners, that govern the Spin-off and the relationship among the parties following the Spin-off, including the following (collectively, the “Spin Agreements”):

•
The separation and distribution agreement contains the key provisions relating to the separation of our business from Archrock’s business and the distribution of our common stock to its stockholders. The separation and distribution agreement identifies the assets and rights that were transferred, liabilities that were assumed or retained and contracts and related matters that were assigned to us by Archrock or by us to Archrock in the Spin-off and describes how these transfers, assumptions and assignments occurred. Pursuant to the separation and distribution agreement, on November 3, 2015, we transferred net proceeds of $532.6 million from borrowings under the Credit Facility to Archrock to allow for its repayment of a portion of its indebtedness. In addition, the separation and distribution agreement contains certain noncompetition provisions addressing restrictions for three years after the Spin-off on our ability to provide compression contract operations and aftermarket services in the U.S. and on Archrock’s ability to provide compression contract operations and aftermarket services outside of the U.S. and to provide products for sale worldwide that compete with our product sales business, subject to certain exceptions. The separation and distribution agreement also governs the treatment of aspects relating to indemnification, insurance, confidentiality and cooperation. Additionally, the separation and distribution agreement specifies the right of a subsidiary of Archrock to receive payments from EESLP based on a notional amount corresponding to payments received by our subsidiaries from PDVSA Gas in respect of the sale of our and our joint ventures’ previously nationalized assets promptly after such amounts are collected by our subsidiaries and a $25.0 million cash payment from EESLP promptly following the occurrence of a qualified capital raise which was paid in the second quarter of 2017 after the issuance of the 2017 Notes. See Note 11 for details relating to the issuance of the 2017 Notes.

•
The tax matters agreement governs the respective rights, responsibilities and obligations of Archrock and us with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and certain other matters regarding taxes.

•
The employee matters agreement governs the allocation of liabilities and responsibilities between Archrock and Exterran Corporation relating to employee compensation and benefit plans and programs, including the treatment of retirement, health and welfare plans and equity and other incentive plans and awards. The agreement contains provisions regarding stock-based compensation. See Note 19 for additional information relating to the Exterran Corporation Stock Incentive Plan.

•
The transition services agreement set forth the terms on which Archrock provided to us, and we provided to Archrock, on a temporary basis, certain services or functions that the companies shared prior to the Spin-off. During the year ended December 31, 2016, we recorded selling, general and administrative expense of $0.7 million and other income of $1.3 million associated with services under the transition services agreement. For the period from November 4, 2015 through December 31, 2015, we recorded selling, general and administrative expense of $0.2 million and other income of $0.2 million associated with services under the transition services agreement.

•
The supply agreement set forth the terms under which we provided manufactured equipment, including the design, engineering, manufacturing and sale of natural gas compression equipment, on an exclusive basis to Archrock and Archrock Partners. The supply agreement had a term of two years, subject to certain cancellation clauses, and was extendable for additional one year terms by mutual agreement of the parties, of which the parties chose not to extend the agreement. Pursuant to the supply agreement, each of Archrock and Archrock Partners was required to purchase their requirements of newly-manufactured compression equipment from us, subject to certain exceptions. Subsequent to November 3, 2015, sales to Archrock and Archrock Partners are considered sales to third parties.

Transactions with Affiliates

All intercompany transactions and accounts within these financial statements have been eliminated. All affiliate transactions occurring prior to the Spin-off between the international services and product sales businesses of Archrock and the other businesses of Archrock have been included in these financial statements. Prior to the Spin-off, sales of newly-manufactured compression equipment from the product sales business of EESLP to Archrock Partners were used in the U.S. services business of Archrock and were made pursuant to an omnibus agreement between the parties and other affiliates of both entities. Through November 3, 2015, per the omnibus agreement, revenue was determined by the cost to manufacture such equipment plus a fixed margin. During the year ended December 31, 2015, we recorded product sales revenue from affiliates of $154.3 million and cost of sales of $141.9 million from the sale of newly-manufactured compression equipment to Archrock Partners. Subsequent to November 3, 2015, sales to Archrock Partners are considered sales to third parties.

Prior to the closing of the Spin-off, EESLP also had a fleet of compression units used to provide compression services in the U.S. services business of Archrock. Revenue prior to the Spin-off was not recognized in our statements of operations for the sale of compressor units by us that were used by EESLP to provide compression services to customers of the U.S. services business of Archrock. The costs of these units were treated as a reduction of parent equity in the balance sheets and a distribution to parent in the statements of cash flows and totaled $32.3 million during the year ended December 31, 2015. Subsequent to November 3, 2015, sales to Archrock are considered sales to third parties.

Allocation of Expenses

For the periods prior to the Spin-off, the statements of operations also includes expense allocations for certain functions performed by Archrock which have not been historically allocated to its operating segments, including allocations of expenses related to executive oversight, accounting, treasury, tax, legal, human resources, procurement and information technology. Included in our selling, general and administrative expense during the year ended December 31, 2015 was $46.9 million of allocated corporate expenses incurred by Archrock prior to the Spin-off. These costs were allocated to us systematically based on specific department function and revenue. Management believes the assumptions underlying the financial statements, including the assumptions regarding allocating expenses from Archrock, are reasonable. Nevertheless, the financial statements may not be representative of all of the actual expenses that would have been incurred had we been a stand-alone public company during the periods presented and, consequently, may not reflect our combined results of operations, financial position and cash flows had we been a stand-alone public company during the periods presented. Actual costs that would have been incurred if we had been a stand-alone public company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Cash Management

Prior to the closing of the Spin-off, EESLP provided centralized treasury functions for Archrock’s U.S. operations, whereby EESLP regularly transferred cash both to and from U.S. subsidiaries of Archrock, as necessary. In conjunction therewith, the intercompany transactions between our U.S. subsidiaries and the other U.S. subsidiaries of Archrock were considered to be effectively settled in cash in these financial statements for the periods prior to the Spin-off. Intercompany receivables/payables from/to related parties arising from transactions with affiliates and expenses allocated from Archrock described above were included in net distributions to parent in the financial statements.

Net Distributions to Parent

Parent equity, which included retained earnings prior to the Spin-off, represents Archrock’s interest in our recorded net assets. Prior to the Spin-off, all transactions between us and Archrock were presented in the accompanying statement of stockholders’ equity as net distributions to parent. As of November 3, 2015, parent equity was converted to common stock and additional paid-in capital. A reconciliation of net distributions to parent in the statement of stockholders’ equity to the corresponding amount presented in the statement of cash flows for the year ended December 31, 2015 is provided below (in thousands):

Year Ended December 31, 2015
Net distributions to parent per the statement of stockholders’ equity	$(57,635)
Stock-based compensation expenses prior to the Spin-off	(6,066)
Net transfers of property, plant and equipment from parent prior to the Spin-off	(7,627)
Transfer of net deferred tax liabilities from parent at Spin-off	29,203
Transfer of other net assets to parent at Spin-off	1,907
Net distributions to parent per the statement of cash flows	$(40,218)

Note 18. Stockholders’ Equity

The Exterran Corporation amended and restated certificate of incorporation authorizes 250.0 million shares of common stock and 50.0 million shares of preferred stock, each with a par value of $0.01 per share. To effect the Spin-off, on November 3, 2015, Archrock distributed 34,286,267 shares of our common stock to its shareholders. Archrock shareholders received one share of Exterran Corporation common stock for every two shares of Archrock common stock held at the close of business on the Record Date. Additionally, certain of Archrock’s common stock awards that were outstanding prior to the Spin-off were converted to Exterran Corporation’s common stock awards on November 3, 2015. The conversion of Archrock restricted stock into Exterran Corporation restricted stock resulted in the issuance of 505,512 shares of our common stock. See Note 19 for further discussion regarding stock-based compensation.

Pursuant to the separation and distribution agreement with Archrock and certain of our and Archrock’s respective affiliates, on November 3, 2015, EESLP transferred $532.6 million of net proceeds from borrowings under the Credit Facility to Archrock to allow it to repay a portion of its indebtedness in connection with the Spin-off.

Parent equity, which included retained earnings prior to the Spin-off, represents Archrock’s interest in our recorded net assets. Prior to the Spin-off, all transactions between us and Archrock were presented in the accompanying statements of stockholders’ equity as net distributions to parent. As of November 3, 2015, parent equity was converted to common stock and additional paid-in capital.

Comprehensive Income (Loss)

Components of comprehensive income (loss) are net income (loss) and all changes in stockholders’ equity during a period except those resulting from transactions with owners. Our accumulated other comprehensive income consists of foreign currency translation adjustments.

The following table presents the changes in accumulated other comprehensive income, net of tax, during the years ended December 31, 2015, 2016 and 2017 (in thousands):

Foreign Currency Translation Adjustment
Accumulated other comprehensive income, January 1, 2015	$26,745
Income recognized in other comprehensive income (loss)	2,453
Accumulated other comprehensive income, December 31, 2015	29,198
Income recognized in other comprehensive income (loss)	3,151
Loss reclassified from accumulated other comprehensive income (1)	15,159
Accumulated other comprehensive income, December 31, 2016	47,508
Loss recognized in other comprehensive income (loss)	(1,801)
Accumulated other comprehensive income, December 31, 2017	$45,707

(1)
During the year ended December 31, 2016, we reclassified a loss of $15.2 million related to foreign currency translation adjustments to income (loss) from discontinued operations in our statement of operations. This amount represents cumulative foreign currency translation adjustments associated with our Belleli CPE business that previously had been recognized in accumulated other comprehensive income. See Note 3 for further discussion of the sale of our Belleli CPE business.

Note 19. Stock-Based Compensation and Awards

2015 Stock Incentive Plan

On October 30, 2015, our compensation committee and board of directors each approved the Exterran Corporation 2015 Stock Incentive Plan (the “2015 Plan”) to provide for the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, other stock-based awards and dividend equivalents rights to employees, directors and consultants of Exterran Corporation. The 2015 Plan became effective on November 1, 2015. The 2015 Plan also governs awards granted under the Archrock, Inc. 2013 Stock Incentive Plan and the Archrock, Inc. 2007 Amended and Restated Stock Incentive Plan which were adjusted into awards denominated in our common stock in accordance with the terms of the employee matters agreement and/or actions taken by our board of directors or Archrock’s board of directors.

Awards granted by Archrock prior to the Spin-off (referred to as “Archrock awards”), which consisted of stock options, restricted stock, restricted stock units and performance units, were generally treated as follows in connection with the Spin-off:

•
Pre-2015 Awards. Immediately prior to the Spin-off, each outstanding Archrock stock option, restricted stock award, restricted stock unit award and performance unit award granted prior to January 1, 2015, whether vested or unvested, were split into two awards, consisting of an Archrock award and an Exterran Corporation award. For Archrock “incentive stock options” (within the meaning of Section 422 of the Code), the holder of the award had the option to elect, prior to the Spin-off, to convert such options into options denominated in shares of common stock of the applicable holder’s post-spin employer.

•
2015 Awards. Each Archrock stock option, restricted stock award, restricted stock unit award and performance unit award that was (i) granted in calendar year 2015 and (ii) held by an individual who became our employee or was engaged by us following the Spin-off were converted solely into an Exterran Corporation award. Archrock did not grant any stock options in the calendar year 2015 prior to the Spin-off.

In accordance with the anti-dilution provisions set forth in the individual Archrock award agreements, adjustments to the awards were made to ensure, to the extent possible, that the fair value of each award immediately prior to the Spin-off equaled the fair value of each such award immediately following the Spin-off. Adjustment and substitution of awards did not result in additional compensation expense.

Equity awards that were adjusted as described above are generally subject to the same vesting, expiration, performance conditions and other terms and conditions as applied to the underlying Archrock awards immediately prior to the Spin-off.

Stock-based compensation expense prior to the Spin-off only related to employees directly involved in our operations, and therefore, excluded stock-based compensation expense related to Archrock employees that supported both the international services and product sales businesses and the other businesses Archrock retained after the Spin-off. Stock-based compensation expense subsequent to the Spin-off relates to employees, directors and consultants of Exterran Corporation, and as discussed above, such awards may consist of awards for either our common stock or Archrock’s common stock. Effective on January 1, 2017, we account for forfeitures as they occur rather than applying an estimated forfeiture rate. The following table presents the stock-based compensation expense included in our results of operations (in thousands):

	Years Ended December 31,
	2017	2016	2015
Stock options	$21	$115	$348
Restricted stock, restricted stock units, performance units, cash settled restricted stock units and cash settled performance units	14,685	13,188	7,871
Restructuring and other charges—stock-based compensation expense	662	1,333	143
Total stock-based compensation expense	$15,368	$14,636	$8,362

Stock Options

Stock options are granted at fair market value at the grant date, are exercisable according to the vesting schedule established and generally expire no later than seven years after the grant date. Stock options generally vest one-third per year on each of the first three anniversaries of the grant date. There were no stock options granted during the years ended December 31, 2017, 2016 and 2015.

The table below presents the changes in stock option awards for our common stock during the year ended December 31, 2017.

	Stock Options (in thousands)	Weighted Average Exercise Price Per Share	Weighted Average Remaining Life (in years)	Aggregate Intrinsic Value (in thousands)
Options outstanding, January 1, 2017	296	$17.44
Granted	—	—
Exercised	(69)	16.41
Cancelled	(17)	44.23
Options outstanding, December 31, 2017	210	15.61	1.5	$3,369
Options exercisable, December 31, 2017	210	15.61	1.5	3,369

Intrinsic value is the difference between the market value of our common stock and the exercise price of each stock option multiplied by the number of stock options outstanding for those stock options where the market value exceeds their exercise price. The total intrinsic value of stock options exercised to purchase our common stock during the year ended December 31, 2017 was $0.8 million.

Restricted Stock, Restricted Stock Units, Performance Units, Cash Settled Restricted Stock Units and Cash Settled Performance Units

For grants of restricted stock, restricted stock units and performance units, we recognize compensation expense over the vesting period equal to the fair value of our common stock at the grant date. We remeasure the fair value of cash settled restricted stock units and cash settled performance units and record a cumulative adjustment of the expense previously recognized. Our obligation related to the cash settled restricted stock units and cash settled performance units is reflected as a liability in our balance sheets. Grants of restricted stock, restricted stock units, performance units, cash settled restricted stock units and cash settled performance units generally vest one-third per year on each of the first three anniversaries of the grant date.

The table below presents the changes in restricted stock, restricted stock units, performance units, cash settled restricted stock units and cash settled performance units for our common stock during the year ended December 31, 2017. Non-vested awards granted prior to November 3, 2015 relate to Archrock’s and our employees, directors and consultants. Awards granted subsequent to November 3, 2015 only relate to our employees, directors and consultants.

	Shares (in thousands)	Weighted Average Grant-Date Fair Value Per Share
Non-vested awards, January 1, 2017	1,292	$17.68
Granted	654	29.90
Vested	(697)	20.38
Change in expected vesting of performance units	102	30.87
Cancelled	(186)	18.63
Non-vested awards, December 31, 2017 (1)	1,165	23.93

(1)	Non-vested awards as of December 31, 2017 are comprised of 3,000 cash settled restricted stock units and 1,162,000 restricted shares, restricted stock units and performance units.

As of December 31, 2017, we estimate $16.7 million of unrecognized compensation cost related to unvested restricted stock, restricted stock units, performance units, cash settled restricted stock units and cash settled performance units issued to our employees to be recognized over the weighted-average vesting period of 1.8 years.

Directors’ Stock and Deferral Plan

On October 30, 2015, our compensation committee and board of directors each approved the Exterran Corporation 2015 Directors’ Stock and Deferral Plan (the “Director Plan”). Under the Director Plan, which became effective on October 30, 2015, members of our board of directors may elect, on an annual basis, to receive 25%, 50%, 75% or 100% of their retainer and meeting fees (the “Retainer Fees”) in shares of our common stock in lieu of cash. The number of shares of our common stock issued to each director who elects to have a portion of their Retainer Fees paid in shares in lieu of cash is determined by dividing the applicable dollar amount of such portion by the closing sales price per share of our common stock on the last trading day of the quarter. Any portion of the Retainer Fees paid in cash will be paid to the director following the close of the calendar quarter for which such Retainer Fees were earned. Under the Director Plan, members of the board of directors who elect to receive the Retainer Fees in the form of shares may also elect to defer the receipt of the Retainer Fees until a later date. The maximum aggregate number of shares of our common stock that may be issued under the Director Plan is 125,000 shares, of which 95,184 shares were available to be issued under the plan as of December 31, 2017. The board of directors will administer the Director Plan and has the authority to make certain equitable adjustments under the Director Plan in the event of certain corporate transactions.

Note 20. Net Income (Loss) Per Common Share

Basic net income (loss) per common share is computed using the two-class method, which is an earnings allocation formula that determines net income (loss) per share for each class of common stock and participating security according to dividends declared and participation rights in undistributed earnings. Under the two-class method, basic net income (loss) per common share is determined by dividing net income (loss) after deducting amounts allocated to participating securities, by the weighted average number of common shares outstanding for the period. Participating securities include our unvested restricted stock and certain stock settled restricted stock units that have nonforfeitable rights to receive dividends or dividend equivalents, whether paid or unpaid. During periods of net loss from continuing operations, no effect is given to participating securities because they do not have a contractual obligation to participate in our losses.

Diluted net income (loss) per common share is computed using the weighted average number of common shares outstanding adjusted for the incremental common stock equivalents attributed to outstanding options to purchase common stock and non-participating restricted stock units, unless their effect would be anti-dilutive.

The following table presents a reconciliation of basic and diluted net income (loss) per common share for the years ended December 31, 2017, 2016 and 2015 (in thousands, except per share data):

	Years Ended December 31,
	2017	2016	2015
Numerator for basic and diluted net income (loss) per common share:
Income (loss) from continuing operations	$(5,856)	$(171,766)	$21,925
Income (loss) from discontinued operations, net of tax	39,736	(56,171)	4,723
Less: Net income attributable to participating securities	—	—	(115)
Net income (loss) — used in basic and diluted net income (loss) per common share	$33,880	$(227,937)	$26,533

Weighted average common shares outstanding including participating securities	35,961	35,489	34,437
Less: Weighted average participating securities outstanding	(1,002)	(921)	(149)
Weighted average common shares outstanding — used in basic net income (loss) per common share	34,959	34,568	34,288
Net dilutive potential common shares issuable:
On exercise of options and vesting of restricted stock units	*	*	16
Weighted average common shares outstanding — used in diluted net income (loss) per common share	34,959	34,568	34,304

Net income (loss) per common share:
Basic	$0.97	$(6.59)	$0.78
Diluted	$0.97	$(6.59)	$0.78

*	Excluded from diluted net income (loss) per common share as their inclusion would have been anti-dilutive.

The following table shows the potential shares of common stock issuable that were excluded from computing diluted net income (loss) per common share as their inclusion would have been anti-dilutive (in thousands):

	Years Ended December 31,
	2017	2016	2015
Net dilutive potential common shares issuable:
On exercise of options where exercise price is greater than average market value for the period	43	225	62
On exercise of options and vesting of restricted stock units	81	50	—
Net dilutive potential common shares issuable	124	275	62

Note 21. Retirement Benefit Plan

Our 401(k) retirement plan provides for optional employee contributions for certain employees who are U.S. citizens up to the Internal Revenue Service limit and discretionary employer matching contributions. During the years ended December 31, 2017, 2016 and 2015, we made discretionary matching contributions to each participant’s account at a rate of (i) 100% of each participant’s first 1% of contributions plus (ii) 50% of each participant’s contributions up to the next 5% of eligible compensation. For the periods prior to the Spin-off, we allocated costs incurred by Archrock for employer matching contributions. Costs incurred for employer matching contributions of $2.4 million, $2.4 million and $3.6 million during the years ended December 31, 2017, 2016 and 2015, respectively, are presented as selling, general and administrative expense in our statements of operations.

Note 22. Commitments and Contingencies

Rent expense relating to facilities and other operating leases for 2017, 2016 and 2015 was approximately $9.3 million, $9.9 million and $13.1 million, respectively. Commitments for future minimum rental payments with terms in excess of one year as of December 31, 2017 are as follows (in thousands):

December 31, 2017
2018	$4,759
2019	2,565
2020	2,063
2021	1,895
2022	1,890
Thereafter	10,680
Total	$23,852

Guarantees

We have issued the following guarantees that are not recorded in our accompanying balance sheet (dollars in thousands):

	Term	Maximum Potential Undiscounted Payment as of December 31, 2017
Performance guarantees through letters of credit (1)	2018-2021	$62,280
Standby letters of credit	2018	720
Bid bonds and performance bonds (1)	2018-2027	87,536
Maximum potential undiscounted payments		$150,536

(1)	We have issued guarantees to third parties to ensure performance of our obligations, some of which may be fulfilled by third parties.

Contingencies

See Note 3 and Note 9 for a discussion of our gain contingencies related to assets that were expropriated in Venezuela.

Pursuant to the separation and distribution agreement, EESLP contributed to a subsidiary of Archrock the right to receive payments based on a notional amount corresponding to payments received by our subsidiaries from PDVSA Gas in respect of the sale of our and our joint ventures’ previously nationalized assets promptly after such amounts are collected by our subsidiaries until Archrock’s subsidiary has received an aggregate amount of such payments up to the lesser of (i) $125.8 million, plus the aggregate amount of all reimbursable expenses incurred by Archrock and its subsidiaries in connection with recovering any PDVSA Gas default installment payments following the completion of the Spin-off or (ii) $150.0 million. Our balance sheets do not reflect this contingent liability to Archrock or the amount payable to us by PDVSA Gas as a receivable. Pursuant to the separation and distribution agreement, we transferred cash of $19.7 million and $49.2 million to Archrock during the years ended December 31, 2017 and 2016, respectively. The transfers of cash were recognized as reductions to additional paid-in capital in our financial statements. As of December 31, 2017, the remaining principal amount due to us from PDVSA Gas in respect of the sale of our and our joint ventures’ previously nationalized assets was approximately $21 million. In subsequent periods, the recognition of a liability, if applicable, resulting from this contingency to Archrock is expected to impact equity, and as such, is not expected to have an impact on our statements of operations.

In addition to U.S. federal, state and local and foreign income taxes, we are subject to a number of taxes that are not income-based. As many of these taxes are subject to audit by the taxing authorities, it is possible that an audit could result in additional taxes due. We accrue for such additional taxes when we determine that it is probable that we have incurred a liability and we can reasonably estimate the amount of the liability. As of December 31, 2017 and 2016, we had accrued $2.8 million and $3.1 million, respectively, for the outcomes of non-income-based tax audits and had related indemnification receivables from Archrock of $1.5 million and $1.7 million, respectively. We do not expect that the ultimate resolutions of these audits will result in a material variance from the amounts accrued. We do not accrue for unasserted claims for tax audits unless we believe the assertion of a claim is probable, it is probable that it will be determined that the claim is owed and we can reasonably estimate the claim or range of the claim. We do not have any unasserted claims from non-income-based tax audits that we have determined are probable of assertion. We also believe the likelihood is remote that the impact of potential unasserted claims from non-income-based tax audits could be material to our financial position, but it is possible that the resolution of future audits could be material to our results of operations or cash flows for the period in which the resolution occurs.

Our business can be hazardous, involving unforeseen circumstances such as uncontrollable flows of natural gas or well fluids and fires or explosions. As is customary in our industry, we review our safety equipment and procedures and carry insurance against some, but not all, risks of our business. Our insurance coverage includes property damage, general liability, commercial automobile liability and other coverage we believe is appropriate. We believe that our insurance coverage is customary for the industry and adequate for our business; however, losses and liabilities not covered by insurance would increase our costs.

Additionally, we are substantially self-insured for workers’ compensation and employee group health claims in view of the relatively high per-incident deductibles we absorb under our insurance arrangements for these risks. Losses up to the deductible amounts are estimated and accrued based upon known facts, historical trends and industry averages.

Litigation and Claims

In the ordinary course of business, we are involved in various pending or threatened legal actions. While management is unable to predict the ultimate outcome of these actions, it believes that any ultimate liability arising from any of these actions will not have a material adverse effect on our financial position, results of operations or cash flows. However, because of the inherent uncertainty of litigation and arbitration proceedings, we cannot provide assurance that the resolution of any particular claim or proceeding to which we are a party will not have a material adverse effect on our financial position, results of operations or cash flows.

Contemporaneously with filing the Form 8-K on April 26, 2016, we self-reported the errors and possible irregularities at Belleli EPC to the SEC. Since then, we have been cooperating with the SEC in its investigation of this matter, which has included responding to a subpoena for documents related to the restatement and of our compliance with the U.S. Foreign Corrupt Practices Act (“FCPA”), which were also provided to the Department of Justice at its request. The SEC staff has notified us that they have concluded their investigation concerning our compliance with the FCPA and that they do not intend to recommend an enforcement action concerning our compliance with the FCPA. The DOJ has similarly informed us that it does not intend to proceed with any further investigation or enforcement. The SEC’s investigation related to the circumstances giving rise to the restatement is continuing, and we are presently unable to predict the duration, scope or results or whether the SEC will commence any legal action.

Indemnifications

In conjunction with, and effective as of the completion of, the Spin-off, we entered into the separation and distribution agreement with Archrock, which governs, among other things, the treatment between Archrock and us relating to certain aspects of indemnification, insurance, confidentiality and cooperation. Generally, the separation and distribution agreement provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of Archrock’s business with Archrock. Pursuant to the agreement, we and Archrock will generally release the other party from all claims arising prior to the Spin-off that relate to the other party’s business, subject to certain exceptions. Additionally, in conjunction with, and effective as of the completion of, the Spin-off, we entered into the tax matters agreement with Archrock. Under the tax matters agreement and subject to certain exceptions, we are generally liable for, and indemnify Archrock against, taxes attributable to our business, and Archrock is generally liable for, and indemnify us against, all taxes attributable to its business. We are generally liable for, and indemnify Archrock against, 50% of certain taxes that are not clearly attributable to our business or Archrock’s business. Any payment made by us to Archrock, or by Archrock to us, is treated by all parties for tax purposes as a nontaxable distribution or capital contribution, respectively, made immediately prior to the Spin-off.

Note 23. Reportable Segments and Geographic Information

We manage our business segments primarily based upon the type of product or service provided. We have three reportable segments: contract operations, aftermarket services and product sales. In our contract operations segment, we own and operate natural gas compression equipment and crude oil and natural gas production and processing equipment on behalf of our customers outside of the U.S. In our aftermarket services segment, we sell parts and components and provide operations, maintenance, overhaul, upgrade, commissioning and reconfiguration services to customers outside of the U.S. who own their own compression, production, processing, treating and related equipment. In our product sales segment, we design, engineer, manufacture, install and sell natural gas compression packages as well as equipment used in the production, treating and processing of crude oil and natural gas to our customers throughout the world and for use in our contract operations business line.

We evaluate the performance of our segments based on gross margin for each segment. Revenue includes sales to external customers and affiliates. We do not include intersegment sales when we evaluate our segments’ performance.

During the years ended December 31, 2017 and 2015, Archrock and its affiliates accounted for approximately 12% and 11% of our total revenue, respectively. During the year ended December 31, 2016, Petroleo Brasileiro S.A. accounted for approximately 10% of our total revenue. No other customer accounted for more than 10% of our total revenue in 2017, 2016 and 2015. See Note 17 for further discussion on transactions with affiliates.

The following table presents revenue and other financial information by reportable segment for the years ended December 31, 2017, 2016 and 2015 (in thousands):

	Contract Operations	Aftermarket Services	Product Sales (1)	Reportable Segments Total	Other (2)	Total (3)
2017:
Revenue	$375,269	$107,063	$732,962	$1,215,294	$—	$1,215,294
Gross margin (4)	241,889	28,842	76,409	347,140	—	347,140
Total assets	783,340	22,882	139,454	945,676	487,680	1,433,356
Capital expenditures	123,842	339	2,712	126,893	4,780	131,673

2016:
Revenue	$392,463	$120,550	$392,384	$905,397	$—	$905,397
Gross margin (4)	248,793	33,208	26,990	308,991	—	308,991
Total assets	745,752	28,421	169,525	943,698	381,266	1,324,964
Capital expenditures	69,946	332	1,371	71,649	2,021	73,670

2015:
Revenue	$469,900	$127,802	$1,089,562	$1,687,264	$—	$1,687,264
Gross margin (4)	297,509	36,569	163,825	497,903	—	497,903
Total assets	790,957	31,614	242,873	1,065,444	565,122	1,630,566
Capital expenditures	138,171	709	5,313	144,193	11,151	155,344

(1)
Includes assets and capital expenditures previously associated with the manufacture of products for our Belleli EPC business that have been repurposed to manufacture product sales equipment related to our ongoing operations. See Note 3 for further discussion related to our Belleli EPC business.

(2)	Includes corporate related items.

(3)	Totals exclude assets, capital expenditures and the operating results of discontinued operations.

(4)	Gross margin is defined as revenue less cost of sales (excluding depreciation and amortization expense).

The following table presents assets from reportable segments reconciled to total assets as of December 31, 2017 and 2016 (in thousands):

	December 31,
	2017	2016
Assets from reportable segments	$945,676	$943,698
Other assets (1)	487,680	381,266
Assets associated with discontinued operations	27,451	49,814
Total assets	$1,460,807	$1,374,778

(1)	Includes corporate related items.

The following tables present geographic data as of and for the years ended December 31, 2017, 2016 and 2015 (in thousands):

	Years Ended December 31,
	2017	2016	2015
Revenue:
U.S.	$648,290	$335,268	$858,409
Argentina	156,340	151,374	172,004
Brazil	98,419	85,831	68,578
Mexico	75,388	90,876	125,972
Other international	236,857	242,048	462,301
Total	$1,215,294	$905,397	$1,687,264

	December 31,
	2017	2016	2015
Property, plant and equipment, net:
U.S.	$76,562	$84,669	$90,976
Argentina	219,840	222,548	239,226
Brazil	138,835	157,139	128,032
Mexico	148,405	167,279	198,641
Oman	110,115	23,560	14,796
Other international	128,522	135,727	175,306
Total	$822,279	$790,922	$846,977

The following table reconciles income (loss) before income taxes to total gross margin (in thousands):

	Years Ended December 31,
	2017	2016	2015
Income (loss) before income taxes	$16,839	$(47,524)	$61,363
Selling, general and administrative	176,318	157,485	210,483
Depreciation and amortization	107,824	132,886	146,318
Long-lived asset impairment	5,700	14,495	20,788
Restatement related charges	3,419	18,879	—
Restructuring and other charges	3,189	22,038	31,315
Interest expense	34,826	34,181	7,272
Equity in income of non-consolidated affiliates	—	(10,403)	(15,152)
Other (income) expense, net	(975)	(13,046)	35,516
Total gross margin	$347,140	$308,991	$497,903

Note 24. Selected Quarterly Financial Data (Unaudited)

In management’s opinion, the summarized quarterly financial data below (in thousands, except per share amounts) contains all appropriate adjustments, all of which are normally recurring adjustments, considered necessary to present fairly our financial position and results of operations for the respective periods.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year Ended December 31, 2017:
Revenue	$245,425	$317,701	$314,479	$337,689
Gross profit (1)	56,537	63,289	62,962	61,621
Income (loss) from continuing operations	(12,323)	3,170	1,214	2,083
Income from discontinued operations, net of tax	32,644	374	2,139	4,579
Net income	20,321	3,544	3,353	6,662
Net income per common share:
Basic	$0.57	$0.10	$0.09	$0.18
Diluted	0.56	0.10	0.09	0.18

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year Ended December 31, 2016:
Revenue	$276,667	$228,689	$199,418	$200,623
Gross profit (1)	38,740	55,255	45,017	34,436
Loss from continuing operations	(18,018)	(103,305)	(29,819)	(20,624)
Income (loss) from discontinued operations, net of tax	(74,939)	7,759	17,159	(6,150)
Net loss	(92,957)	(95,546)	(12,660)	(26,774)
Net loss per common share:
Basic	$(2.70)	$(2.76)	$(0.37)	$(0.77)
Diluted	(2.70)	(2.76)	(0.37)	(0.77)

(1)	Gross profit is defined as revenue less cost of sales, direct depreciation and amortization expense and direct long-lived asset impairment charges.

Additional Notes:

•
In the fourth quarter of 2017, we substantially exited our Belleli EPC business and, in accordance with GAAP, it is reflected as discontinued operations in our financial statements for all periods presented (see Note 3).

•
In conjunction with the planned disposition of Belleli CPE, we recorded impairments of long-lived assets and current assets that totaled $61.6 million and $7.1 million during the first quarter and second quarter of 2016, respectively. We completed the sale of Belleli CPE in August 2016 for cash proceeds of $5.5 million. Belleli CPE is reflected as discontinued operations in our financial statements for all periods presented (see Note 3).

•
Due to significant negative evidence of cumulative losses in the U.S., we are no longer able to support that it is more-likely-than-not that we will have sufficient taxable income of the appropriate character in the future that will allow us to realize our U.S. deferred tax assets. As a result, we recorded a full valuation allowance against our U.S. deferred tax assets resulting in additional charges of $88.0 million, $13.6 million and $18.2 million during the second quarter, third quarter and fourth quarter of 2016, respectively (see Note 16).

•
During the second quarter, third quarter and fourth quarter of 2016, we incurred costs of $7.9 million, $12.3 million and $9.9 million, respectively, associated with the restatement of our financial statements and related SEC investigation, of which $11.2 million of cash was recovered from Archrock in the fourth quarter of 2016 pursuant to the separation and distribution agreement. During the first quarter, second quarter, third quarter and fourth quarter of 2017, we incurred costs of $2.2 million, $1.6 million, $2.0 million and $0.4 million, respectively, associated with an ongoing SEC investigation and remediation activities related to the restatement, of which $2.8 million was recovered from Archrock in the second quarter of 2017 (see Note 14).

Note 25. Supplemental Guarantor Financial Information

In April 2017, our 100% owned subsidiaries EESLP and EES Finance Corp. (together, the “Issuers”) issued the 2017 Notes, which consists of $375.0 million aggregate principal amount senior unsecured notes. The 2017 Notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by Exterran Corporation (the “Parent Guarantor” or “Parent”). All other consolidated subsidiaries of Exterran are collectively referred to as the “Non-Guarantor Subsidiaries.” As a result of the Parent’s guarantee, we are presenting the following condensed consolidating financial information pursuant to Rule 3-10 of Regulation S-X, Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered. These schedules are presented using the equity method of accounting for all periods presented. For purposes of the following condensed consolidating financial information, the Parent Guarantor’s investments in its subsidiaries, the Issuers’ investments in the Non-Guarantors Subsidiaries and the Non-Guarantor Subsidiaries’ investments in the Issuers are accounted for under the equity method of accounting. Under this method, investments in subsidiaries are recorded at cost and adjusted for our share in the subsidiaries’ cumulative results of operations, capital contributions and distributions and other changes in equity. Elimination entries relate primarily to the elimination of investments in subsidiaries and associated intercompany balances and transactions.

Condensed Consolidating Balance Sheet
December 31, 2017
(In thousands)

			Non- Guarantor Subsidiaries
	Parent Guarantor	Issuers		Eliminations	Consolidation
ASSETS

Cash and cash equivalents	$397	$24,195	$24,553	$—	$49,145
Restricted cash	—	—	546	—	546
Accounts receivable, net	—	123,362	142,690	—	266,052
Inventory, net	—	50,528	57,381	—	107,909
Costs and estimated earnings in excess of billings on uncompleted contracts	—	33,439	7,256	—	40,695
Intercompany receivables	—	158,296	359,766	(518,062)	—
Other current assets	—	6,095	32,612	—	38,707
Current assets held for sale	—	15,761	—	—	15,761
Current assets associated with discontinued operations	—	—	23,751	—	23,751
Total current assets	397	411,676	648,555	(518,062)	542,566
Property, plant and equipment, net	—	288,670	533,609	—	822,279
Investment in affiliates	555,735	831,097	(275,362)	(1,111,470)	—
Deferred income taxes	—	5,452	5,098	—	10,550
Intangible and other assets, net	—	12,218	64,762	—	76,980
Long-term assets held for sale	—	4,732	—	—	4,732
Long-term assets associated with discontinued operations	—	—	3,700	—	3,700
Total assets	$556,132	$1,553,845	$980,362	$(1,629,532)	$1,460,807

LIABILITIES AND EQUITY

Accounts payable, trade	$—	$115,273	$33,471	$—	$148,744
Accrued liabilities	57	54,724	59,555	—	114,336
Deferred revenue	—	2,162	21,740	—	23,902
Billings on uncompleted contracts in excess of costs and estimated earnings	—	89,002	563	—	89,565
Intercompany payables	1,289	359,766	157,007	(518,062)	—
Current liabilities associated with discontinued operations	—	—	31,971	—	31,971
Total current liabilities	1,346	620,927	304,307	(518,062)	408,518
Long-term debt	—	368,472	—	—	368,472
Deferred income taxes	—	—	9,746	—	9,746
Long-term deferred revenue	—	629	91,856	—	92,485
Other long-term liabilities	—	8,082	12,190	—	20,272
Long-term liabilities associated with discontinued operations	—	—	6,528	—	6,528
Total liabilities	1,346	998,110	424,627	(518,062)	906,021
Total Equity	554,786	555,735	555,735	(1,111,470)	554,786
Total liabilities and equity	$556,132	$1,553,845	$980,362	$(1,629,532)	$1,460,807

Condensed Consolidating Balance Sheet
December 31, 2016
(In thousands)

			Non- Guarantor Subsidiaries
	Parent Guarantor	Issuers		Eliminations	Consolidation
ASSETS

Cash and cash equivalents	$131	$16,645	$18,902	$—	$35,678
Restricted cash	—	—	671	—	671
Accounts receivable, net	—	65,825	137,953	—	203,778
Inventory, net	—	88,797	68,688	—	157,485
Costs and estimated earnings in excess of billings on uncompleted contracts	—	12,974	8,325	—	21,299
Intercompany receivables	—	119,125	352,280	(471,405)	—
Other current assets	—	9,305	42,467	—	51,772
Current assets associated with discontinued operations	—	—	41,275	—	41,275
Total current assets	131	312,671	670,561	(471,405)	511,958
Property, plant and equipment, net	—	322,284	468,638	—	790,922
Investment in affiliates	557,345	745,786	(188,441)	(1,114,690)	—
Deferred income taxes	—	—	6,015	—	6,015
Intangible and other assets, net	—	12,606	44,738	—	57,344
Long-term assets associated with discontinued operations	—	—	8,539	—	8,539
Total assets	$557,476	$1,393,347	$1,010,050	$(1,586,095)	$1,374,778

LIABILITIES AND EQUITY

Accounts payable, trade	$—	$48,563	$27,138	$—	$75,701
Accrued liabilities	158	43,480	75,817	—	119,455
Deferred revenue	—	4,833	27,321	—	32,154
Billings on uncompleted contracts in excess of costs and estimated earnings	—	28,705	480	—	29,185
Intercompany payables	547	352,280	118,578	(471,405)	—
Current liabilities associated with discontinued operations	—	—	77,639	—	77,639
Total current liabilities	705	477,861	326,973	(471,405)	334,134
Long-term debt	—	348,970	—	—	348,970
Deferred income taxes	—	133	11,567	—	11,700
Long-term deferred revenue	—	1,513	97,451	—	98,964
Other long-term liabilities	—	7,525	9,461	—	16,986
Long-term liabilities associated with discontinued operations	—	—	7,253	—	7,253
Total liabilities	705	836,002	452,705	(471,405)	818,007
Total Equity	556,771	557,345	557,345	(1,114,690)	556,771
Total liabilities and equity	$557,476	$1,393,347	$1,010,050	$(1,586,095)	$1,374,778

Condensed Consolidating Statement of Operations and Comprehensive Income (Loss)
December 31, 2017
(In thousands)

			Non- Guarantor Subsidiaries
	Parent Guarantor	Issuers		Eliminations	Consolidation
Revenues	$—	$838,981	$495,262	$(118,949)	$1,215,294
Cost of sales (excluding depreciation and amortization expense)	—	716,002	271,101	(118,949)	868,154
Selling, general and administrative	2,327	84,111	89,880	—	176,318
Depreciation and amortization	—	35,749	72,075	—	107,824
Long-lived asset impairment	—	5,700	—	—	5,700
Restatement related charges	—	3,250	169	—	3,419
Restructuring and other charges	—	2,145	1,044	—	3,189
Interest expense	—	32,399	2,427	—	34,826
Intercompany charges, net	—	6,355	(6,355)	—	—
Equity in (income) loss of affiliates	(36,207)	(85,335)	49,128	72,414	—
Other (income) expense, net	—	(2,577)	1,602	—	(975)
Income before income taxes	33,880	41,182	14,191	(72,414)	16,839
Provision for income taxes	—	4,974	17,721	—	22,695
Income (loss) from continuing operations	33,880	36,208	(3,530)	(72,414)	(5,856)
Income from discontinued operations, net of tax	—	—	39,736	—	39,736
Net income	33,880	36,208	36,206	(72,414)	33,880
Other comprehensive loss	(1,801)	(1,801)	(1,801)	3,602	(1,801)
Comprehensive income attributable to Exterran stockholders	$32,079	$34,407	$34,405	$(68,812)	$32,079

Condensed Consolidating Statement of Operations and Comprehensive Income (Loss)
December 31, 2016
(In thousands)

			Non- Guarantor Subsidiaries
	Parent Guarantor	Issuers		Eliminations	Consolidation
Revenues	$—	$493,428	$503,643	$(91,674)	$905,397
Cost of sales (excluding depreciation and amortization expense)	—	399,800	288,280	(91,674)	596,406
Selling, general and administrative	912	84,550	72,023	—	157,485
Depreciation and amortization	—	56,043	76,843	—	132,886
Long-lived asset impairment	—	11,414	3,081	—	14,495
Restatement related charges	141	18,574	164	—	18,879
Restructuring and other charges	—	18,640	3,398	—	22,038
Interest expense	—	33,751	430	—	34,181
Intercompany charges, net	—	3,576	(3,576)	—	—
Equity in (income) loss of affiliates	226,873	22,869	204,004	(464,149)	(10,403)
Other (income) expense, net	—	(1,056)	(11,990)	—	(13,046)
Loss before income taxes	(227,926)	(154,733)	(129,014)	464,149	(47,524)
Provision for income taxes	11	72,139	52,092	—	124,242
Loss from continuing operations	(227,937)	(226,872)	(181,106)	464,149	(171,766)
Loss from discontinued operations, net of tax	—	—	(56,171)	—	(56,171)
Net loss	(227,937)	(226,872)	(237,277)	464,149	(227,937)
Other comprehensive income	18,310	18,310	18,310	(36,620)	18,310
Comprehensive loss attributable to Exterran stockholders	$(209,627)	$(208,562)	$(218,967)	$427,529	$(209,627)

Condensed Consolidating Statement of Operations and Comprehensive Income (Loss)
December 31, 2015
(In thousands)

			Non- Guarantor Subsidiaries
	Parent Guarantor	Issuers		Eliminations	Consolidation
Revenues	$—	$1,154,412	$736,974	$(204,122)	$1,687,264
Cost of sales (excluding depreciation and amortization expense)	—	927,094	466,389	(204,122)	1,189,361
Selling, general and administrative	30	124,383	86,070	—	210,483
Depreciation and amortization	—	55,715	90,603	—	146,318
Long-lived asset impairment	—	10,762	10,026	—	20,788
Restructuring and other charges	—	21,942	9,373	—	31,315
Interest expense	—	7,238	34	—	7,272
Intercompany charges, net	—	1,071	(1,071)	—	—
Equity in income of affiliates	(26,667)	(23,327)	(3,341)	38,183	(15,152)
Other (income) expense, net	—	10,598	24,918	—	35,516
Income before income taxes	26,637	18,936	53,973	(38,183)	61,363
Provision for (benefit from) income taxes	(11)	(7,732)	47,181	—	39,438
Income from continuing operations	26,648	26,668	6,792	(38,183)	21,925
Income from discontinued operations, net of tax	—	—	4,723	—	4,723
Net income	26,648	26,668	11,515	(38,183)	26,648
Other comprehensive income	2,453	2,453	2,453	(4,906)	2,453
Comprehensive income attributable to Exterran stockholders	$29,101	$29,121	$13,968	$(43,089)	$29,101

Condensed Consolidating Statement of Cash Flows
December 31, 2017
(In thousands)

			Non- Guarantor Subsidiaries
	Parent Guarantor	Issuers		Eliminations	Consolidation
Cash flows from operating activities:
Net cash provided by (used in) continuing operations	$(476)	$74,003	$76,893	$—	$150,420
Net cash used in discontinued operations	—	—	(1,794)	—	(1,794)
Net cash provided by (used in) operating activities	(476)	74,003	75,099	—	148,626

Cash flows from investing activities:
Capital expenditures	—	(54,527)	(77,146)	—	(131,673)
Proceeds from sale of property, plant and equipment	—	3,809	5,057	—	8,866
Intercompany transfers	—	(742)	(16,267)	17,009	—
Proceeds from sale of business	—	894	—	—	894
Decrease in restricted cash	—	—	125	—	125
Net cash used in continuing operations	—	(50,566)	(88,231)	17,009	(121,788)
Net cash provided by discontinued operations	—	—	19,575	—	19,575
Net cash used in investing activities	—	(50,566)	(68,656)	17,009	(102,213)

Cash flows from financing activities:
Proceeds from borrowings of debt	—	501,088	—	—	501,088
Repayments of debt	—	(476,503)	—	—	(476,503)
Intercompany transfers	742	16,267	—	(17,009)	—
Cash transfer to Archrock, Inc.	—	(44,720)	—	—	(44,720)
Payments for debt issuance costs	—	(7,911)	—	—	(7,911)
Proceeds from stock options exercised	—	684	—	—	684
Purchases of treasury stock	—	(4,792)	—	—	(4,792)
Net cash provided by (used in) financing activities	742	(15,887)	—	(17,009)	(32,154)

Effect of exchange rate changes on cash and cash equivalents	—	—	(792)	—	(792)
Net increase in cash and cash equivalents	266	7,550	5,651	—	13,467
Cash and cash equivalents at beginning of period	131	16,645	18,902	—	35,678
Cash and cash equivalents at end of period	$397	$24,195	$24,553	$—	$49,145

Condensed Consolidating Statement of Cash Flows
December 31, 2016
(In thousands)

			Non- Guarantor Subsidiaries
	Parent Guarantor	Issuers		Eliminations	Consolidation
Cash flows from operating activities:
Net cash provided by (used in) continuing operations	$(53)	$84,164	$178,378	$—	$262,489
Net cash provided by discontinued operations	—	—	1,016	—	1,016
Net cash provided by (used in) operating activities	(53)	84,164	179,394	—	263,505

Cash flows from investing activities:
Capital expenditures	—	(26,670)	(47,000)	—	(73,670)
Proceeds from sale of property, plant and equipment	—	1,488	1,326	—	2,814
Intercompany transfers	—	(147)	(188,180)	188,327	—
Return of investments in non-consolidated affiliates	—	—	10,403	—	10,403
Settlement of foreign currency derivatives	—	(709)	—	—	(709)
Decrease in restricted cash	—	—	819	—	819
Net cash used in continuing operations	—	(26,038)	(222,632)	188,327	(60,343)
Net cash provided by discontinued operations	—	—	36,079	—	36,079
Net cash used in investing activities	—	(26,038)	(186,553)	188,327	(24,264)

Cash flows from financing activities:
Proceeds from borrowings of debt	—	430,758	—	—	430,758
Repayments of debt	—	(610,261)	—	—	(610,261)
Intercompany transfers	147	188,180	—	(188,327)	—
Cash transfer to Archrock, Inc.	—	(49,176)	—	—	(49,176)
Payments for debt issuance costs	—	(779)	—	—	(779)
Proceeds from stock options exercised	—	786	—	—	786
Purchases of treasury stock	—	(2,091)	—	—	(2,091)
Net cash provided by (used in) financing activities	147	(42,583)	—	(188,327)	(230,763)

Effect of exchange rate changes on cash and cash equivalents	—	—	(1,832)	—	(1,832)
Net increase (decrease) in cash and cash equivalents	94	15,543	(8,991)	—	6,646
Cash and cash equivalents at beginning of period	37	1,102	27,893	—	29,032
Cash and cash equivalents at end of period	$131	$16,645	$18,902	$—	$35,678

Condensed Consolidating Statement of Cash Flows
December 31, 2015
(In thousands)

			Non- Guarantor Subsidiaries
	Parent Guarantor	Issuers		Eliminations	Consolidation
Cash flows from operating activities:
Net cash provided by continuing operations	$1	$45,761	$143,338	$—	$189,100
Net cash used in discontinued operations	—	—	(57,404)	—	(57,404)
Net cash provided by operating activities	1	45,761	85,934	—	131,696

Cash flows from investing activities:
Capital expenditures	—	(42,777)	(112,567)	—	(155,344)
Proceeds from sale of property, plant and equipment	—	820	5,789	—	6,609
Intercompany transfers	—	(36)	(52,917)	52,953	—
Return of investments in non-consolidated affiliates	—	—	15,185	—	15,185
Proceeds received from settlement of note receivable	—	—	5,357	—	5,357
Cash invested in non-consolidated affiliates	—	—	(33)	—	(33)
Net cash used in continuing operations	—	(41,993)	(139,186)	52,953	(128,226)
Net cash provided by discontinued operations	—	—	46,112	—	46,112
Net cash used in investing activities	—	(41,993)	(93,074)	52,953	(82,114)

Cash flows from financing activities:
Proceeds from borrowings of debt	—	673,500	—	—	673,500
Repayments of debt	—	(143,500)	—	—	(143,500)
Intercompany transfers	36	52,917	—	(52,953)	—
Cash transfer to Archrock, Inc.	—	(532,578)	—	—	(532,578)
Net distributions to parent	—	(40,218)	—	—	(40,218)
Payments for debt issuance costs	—	(13,345)	—	—	(13,345)
Purchases of treasury stock	—	(54)	—	—	(54)
Net cash provided by (used in) financing activities	36	(3,278)	—	(52,953)	(56,195)

Effect of exchange rate changes on cash and cash equivalents	—	—	(3,716)	—	(3,716)
Net increase (decrease) in cash and cash equivalents	37	490	(10,856)	—	(10,329)
Cash and cash equivalents at beginning of period	—	612	38,749	—	39,361
Cash and cash equivalents at end of period	$37	$1,102	$27,893	$—	$29,032

EXTERRAN CORPORATION
SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
(In thousands)

Description	Balance at Beginning of Period	Charged to Costs and Expenses		Deductions		Balance at End of Period
Allowance for doubtful accounts deducted from accounts receivable in the balance sheets
December 31, 2017	$5,383	$863		$858	(1)	$5,388
December 31, 2016	2,868	2,972		457	(1)	5,383
December 31, 2015	2,133	3,292		2,557	(1)	2,868
Allowance for obsolete and slow moving inventory deducted from inventories in the balance sheets
December 31, 2017	$12,877	$1,276		$3,802	(2)	$10,351
December 31, 2016	14,486	756		2,365	(2)	12,877
December 31, 2015	8,660	15,590		9,764	(2)	14,486
Allowance for deferred tax assets not expected to be realized
December 31, 2017	$276,230	$4,343		$58,524	(4)	$222,049
December 31, 2016	142,960	144,852		11,582	(4)	276,230
December 31, 2015	98,607	79,394	(3)	35,041	(4)	142,960

(1)	Uncollectible accounts written off.

(2)	Obsolete inventory written off at cost, net of value received.

(3)	Includes $45.0 million in allowance against foreign tax credits transferred from Archrock pursuant to the Spin-off.

(4)
Reflects expected realization of deferred tax assets and amounts credited to other accounts for stock-based compensation excess tax benefits, expiring net operating losses, changes in tax rates and changes in currency exchange rates.

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